Filed Pursuant to Rule 424(b)(3)
Registration No. 333-183987

PROSPECTUS

Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.

Offer to Exchange up to

$496,557,000 Aggregate Principal Amount of 7 1/2% Senior Notes Due 2018

(CUSIP Nos. 864486 AD7 and U8600A AB7)

For

$496,557,000 Aggregate Principal Amount of 7 1/2% Senior Notes Due 2018

That Have Been Registered Under the Securities Act of 1933, As Amended (the “Securities Act”)

$503,443,000 Aggregate Principal Amount of 7 3/8% Senior Notes Due 2021

(CUSIP Nos. 864486 AF2 and U8600A AC5)

For

$503,443,000 Aggregate Principal Amount of 7 3/8% Senior Notes Due 2021

That Have Been Registered Under the Securities Act

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON DECEMBER 13, 2012, UNLESS EXTENDED.

Suburban Propane Partners, L.P. (“Suburban”) and Suburban Energy Finance Corp. (“Finance Corp.” and, together with Suburban, the “Issuers”) are offering, upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, to exchange (i) up to $496,557,000 in aggregate principal amount of our issued and outstanding unregistered 7 1/2% senior notes due 2018 (CUSIP Nos. 864486 AD7 and U8600A AB7) (that we refer to as the “2018 old notes”) for an equal principal amount of 7 1/2% senior notes due 2018 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”) (that we refer to as the “2018 exchange notes”) and (ii) up to $503,443,000 in aggregate principal amount of our issued and outstanding unregistered 7 3/8% senior notes due 2021 (CUSIP Nos. 864486 AF2 and U8600A AC5) (that we refer to as the “2021 old notes”) for an equal principal amount of 7 3/8% senior notes due 2021 that have been registered under the Securities Act (that we refer to as the “2021 exchange notes”). In this prospectus, the term “old notes” refers collectively to the 2018 old notes and the 2021 old notes and the term “exchange notes” refers collectively to the 2018 exchange notes and the 2021 exchange notes. When we use the term “notes” in this prospectus, the term includes the old notes and the exchange notes unless otherwise indicated or the context otherwise requires. The Issuers are offering to exchange the exchange notes for the old notes to satisfy the obligations contained in the registration rights agreement that the Issuers entered into when the old notes were issued. The exchange notes will represent the same debt as the old notes, and the Issuers will issue the exchange notes under the same indenture as the old notes.

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The terms of the exchange notes are identical in all material respects (including principal amount, interest rate, maturity and redemption rights) to the old notes for which they may be exchanged, except that the exchange notes generally will not be subject to transfer restrictions or be entitled to registration rights, and the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

•	You may withdraw tendered old notes at any time prior to the expiration of the exchange offer.

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Subject to the satisfaction or waiver of specified conditions, we will exchange your validly tendered unregistered old notes that have not been withdrawn prior to the expiration of the exchange offer for an equal principal amount of exchange notes that have been registered under the Securities Act of 1933, as amended, or the Securities Act.

•	The Issuers will not receive any proceeds from the exchange offer.

•

The exchange of old notes for exchange notes pursuant to the exchange offer will not be a taxable event for U.S. federal income tax purposes. See the discussion under the caption “Certain U.S. Federal Income Tax Considerations.”

•	There is no existing market for the exchange notes to be issued, and the Issuers do not intend to apply for listing or quotation on any securities exchange or market.

•	Any outstanding old notes not validly tendered will remain subject to existing transfer restrictions.

See “Risk Factors” beginning on page 11 for a discussion of the factors you should consider in connection with the exchange offer.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Each broker-dealer that receives exchange notes for its own account pursuant to this exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. The accompanying letter of transmittal relating to the exchange offer states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the “Securities Act”). This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for old notes where such old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Issuers have agreed to keep the registration statement, of which this prospectus is a part, effective, for so long as such broker-dealers are required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes (provided that such period will in no event exceed 180 days after the closing of this exchange offer) and will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is November 13, 2012.

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IMPORTANT NOTICE ABOUT INFORMATION IN THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the SEC. This prospectus does not contain all of the information included in the registration statement. The registration statement filed with the SEC includes exhibits that provide more details about the matters discussed in this prospectus. You should carefully read this prospectus, the related exhibits filed with the SEC and any prospectus supplement, together with the additional information described below under the headings “Where You Can Find More Information” and “Incorporation of Information Filed with the SEC.” This prospectus incorporates important business and financial information about us that is not included in or delivered with this prospectus. We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus supplement. Please direct your requests to: Suburban Propane Partners, L.P., P.O. Box 206, Whippany, New Jersey 07981-0206, Telephone No.: (973) 503-9252, Attention: Investor Relations. You should request this information at least five business days in advance of the date on which you expect to make your decision with respect to the exchange offer. In any event, in order to obtain timely delivery, you must request this information prior to December 6, 2012, which is five business days before the expiration date of the exchange offer.

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different or additional information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained or incorporated by reference in this prospectus is accurate as of any date other than the date on the front of that document. Our business, financial condition, results of operations and prospects may have changed since such date.

Unless the context otherwise requires, references to “Suburban,” “the Partnership,” “we,” “us” and “our” refer to Suburban Propane Partners, L.P. and its subsidiaries.

INDUSTRY AND MARKET DATA

We obtained the market and competitive position data used throughout this prospectus from internal surveys, as well as market research, publicly available information and industry publications as indicated herein. Industry publications, including those referenced herein, generally state that the information presented therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. Similarly, internal surveys and market research, while believed to be reliable, have not been independently verified.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein may include “forward-looking statements,” relating to future business expectations and predictions and financial condition and results of operations of Suburban. Some of these statements can be identified by the use of forward-looking terminology such as “prospects,” “outlook,” “believes,” “estimates,” “intends,” “may,” “will,” “should,” “anticipates,” “expects” or “plans” or the negative or other variation of these or similar words, or by discussion of trends and conditions, strategies or risks and uncertainties. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements (statements contained in this prospectus and identifying such risks and uncertainties are referred to as “cautionary statements”). The risks and uncertainties include statements regarding or relating to, and their impact on our results, including, but not limited to, the following risks:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

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Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of our hedging and risk management activities, and the adverse impact of price increases on volumes as a result of customer conservation;

•	The cost savings, transaction costs or integration costs that Suburban anticipates to arise from the Inergy Propane Acquisition (as defined herein);

•	Various actions to be taken in connection with integrating the operations acquired in the Inergy Propane Acquisition into Suburban’s operations;

•	Revenue, income and operations of the combined and integrated company following the Inergy Propane Acquisition;

•	Our ability to compete with other suppliers of propane, fuel oil and other energy sources;

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The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	Our ability to acquire and maintain reliable transportation for our propane, fuel oil and other refined fuels;

•	Our ability to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

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The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on our business;

•	The impact of legal proceedings on our business;

•	The impact of operating hazards that could adversely affect our operating results to the extent not covered by insurance;

•	Our ability to make strategic acquisitions and successfully integrate them;

•	The impact of current conditions in the global capital and credit markets, and general economic pressures; and

•	Other risks referenced from time to time in filings with the SEC and those factors listed or incorporated by reference into this prospectus under “Risk Factors.”

These risks and other factors that may impact Suburban assumptions are more particularly described under the caption “Risk Factors” in this prospectus and in Suburban’s filings with the SEC, which are incorporated by reference herein, including under the captions “Risk Factors” and “Business — Forward-Looking Information” in Suburban’s Annual Report on Form 10-K for the fiscal year ended September 24, 2011 and Quarterly Reports on Form 10-Q for the quarterly periods ended December 24, 2011, March 24, 2012 and June 23, 2012. While we believe that our assumptions are reasonable, it is very difficult to predict the impact of known factors on, and it is impossible to anticipate all factors that could affect, Suburban’s actual results. All subsequent written and oral forward-looking statements attributable to Suburban or persons acting on its behalf, are expressly qualified in their entirety by these cautionary statements. Neither Suburban nor or any other party undertakes any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

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SUMMARY

The following summary highlights information about us, the exchange offer and information appearing elsewhere included or incorporated by reference in this prospectus and in the documents we incorporate by reference. This summary is not complete and does not contain all of the information that you should consider before deciding whether to exchange your old notes. You should read carefully the entire prospectus, the documents incorporated by reference and the other documents to which we refer herein for a more complete understanding of this exchange offer, including the factors described under the heading “Risk Factors” in this prospectus and the financial statements and other information included or incorporated by reference in this prospectus.

Overview

Suburban Propane Partners, L.P., a publicly traded Delaware limited partnership, is a nationwide marketer and distributor of a diverse array of products meeting the energy needs of our customers. We specialize in the distribution of propane, fuel oil and refined fuels, as well as the marketing of natural gas and electricity in deregulated markets. In support of our core marketing and distribution operations, we install and service a variety of home comfort equipment, particularly in the areas of heating and ventilation. We believe, based on LP/Gas Magazine dated February 2012 and after taking into effect the combination of two larger competitors earlier in the year and the Inergy Propane Acquisition (as defined and more fully described below), that we are the third largest retail marketer of propane in the United States, measured by retail gallons sold in the calendar year 2011. As of September 24, 2011, we were serving the energy needs of approximately 750,000 residential, commercial, industrial and agricultural customers through approximately 300 locations in 30 states located primarily in the east and west coast regions of the United States, including Alaska. We sold approximately 298.9 million gallons of propane and 37.2 million gallons of fuel oil and refined fuels to retail customers during the year ended September 24, 2011. We were organized on December 18, 1995 and, together with our predecessor companies, have been continuously engaged in the retail propane business since 1928.

We conduct our business principally through Suburban Propane, L.P., a Delaware limited partnership (the “Operating Partnership”), which operates our propane business and assets, and its direct and indirect subsidiaries. Our general partner, and the general partner of our Operating Partnership, is Suburban Energy Services Group LLC, a Delaware limited liability company (the “General Partner”), whose sole member is the Chief Executive Officer of Suburban. Since October 19, 2006, the General Partner has had no economic interest in either Suburban or the Operating Partnership (which means that the General Partner is not entitled to any cash distributions of either partnership, nor to any cash payment upon the liquidation of either partnership, nor any other economic rights in either partnership) other than as a holder of 784 common units of Suburban. Additionally, under the Third Amended and Restated Agreement of Limited Partnership of Suburban (the “Partnership Agreement”), there are no incentive distribution rights for the benefit of the General Partner. Suburban owns (directly and indirectly) all of the limited partner interests in the Operating Partnership. The common units represent 100% of the limited partner interests in Suburban.

Subsidiaries of the Operating Partnership include Suburban Sales and Service, Inc. (the “Service Company”), which conducts a portion of Suburban’s service work and appliance and parts businesses. Through an acquisition in fiscal 2004, we transformed our business from a marketer of a single fuel into one that provides multiple energy solutions, with expansion into the marketing and distribution of fuel oil and refined fuels, as well as the marketing of natural gas and electricity. Our fuel oil and refined fuels, natural gas and electricity and services businesses are structured as either limited liability companies or corporate entities and, as such, are subject to corporate level income tax. As a result of the Inergy Propane Acquisition, Inergy Propane, LLC became a direct subsidiary of the Operating Partnership.

Suburban Energy Finance Corp. is one of our wholly-owned subsidiaries. It has nominal assets and does not and will not conduct any operations or have any employees. It was formed in 2003 for the sole purpose of acting as a co-obligor for our debt securities solely to allow the investment in our debt securities by certain institutional investors that might not otherwise be able to invest in our securities, either because we are a limited partnership, or by reason of the legal investment laws of their states of organization or their charters.

Our common units are traded on the New York Stock Exchange under the symbol “SPH.” Our principal executive offices are located at One Suburban Plaza, 240 Route 10 West, Whippany, NJ 07981, and our telephone number is (973) 887-5300.

Acquisition of Inergy Propane and Related Transactions

On August 1, 2012, Suburban consummated its acquisition of the retail propane business (“Inergy Propane”) of Inergy, L.P., a Delaware limited partnership (“Inergy”), in exchange for consideration of approximately $1.8 billion, in accordance with the terms of the Contribution Agreement, dated April 25, 2012, as subsequently amended (the “Contribution Agreement”), by and among Suburban, Inergy and certain affiliates of Inergy (Inergy and such affiliates collectively, the “Contributors”). The acquisition of Inergy Propane and the related transactions contemplated by the terms of the Contribution Agreement are referred to as the “Inergy Propane Acquisition.”

The acquisition consideration consisted of: (i) the issuance by Suburban and Finance Corp. (as co-issuers) of $1.0 billion in aggregate principal amount of the old notes and Suburban’s payment of $184.8 million in cash to Inergy noteholders pursuant to the Inergy Notes Exchange (as defined below); and (ii) the issuance by Suburban of $613.1 million of new Suburban common units to the Contributors, all but $6.1 million of which was distributed by Inergy to its unitholders following the close of business on September 14, 2012 (the “Equity Consideration Distribution”).

The $1.0 billion aggregate principal amount of the old notes was issued and $184.8 million in cash was distributed in connection with the offers to exchange (the “Inergy Notes Exchange”) any and all of the outstanding unsecured 7% Senior Notes due 2018 and 6 7/8% Senior Notes due 2021 previously issued by Inergy and Inergy Finance Corp. In addition, Suburban paid $65.0 million in cash to the Inergy noteholders for the consent payments pursuant to the Inergy Notes Exchange and Inergy paid us $36.5 million on the closing date of the Inergy Propane Acquisition. The Inergy Notes Exchange was conducted in connection with, and conditioned upon, the consummation of the Inergy Propane Acquisition.

In addition, on August 1, 2012, Suburban and the Operating Partnership entered into the First Amendment to the Amended and Restated Credit Agreement, dated as of January 5, 2012, with Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer and the other lenders named therein (collectively, the “Lenders”), to provide (i) in the aggregate, subject to the satisfaction of certain conditions precedent, an up to $250.0 million senior secured 364-day incremental term loan facility (the “364-Day Facility”) and (ii) an increase in the aggregate, subject to the satisfaction of certain conditions precedent, of our existing revolving Credit Agreement under the Credit Agreement from $250.0 million to $400.0 million (the “Commitment Increase”). The First Amendment to Amended and Restated Credit Agreement also includes provision for the reinstatement and increase from $150.0 million to $250.0 million of the existing uncommitted incremental term facility under the Amended and Restated Credit Agreement when the 364-Day Facility is repaid or prepaid in full. All references to the “Credit Agreement” in this prospectus refer to the Amended and Restated Credit Agreement, as amended by the First Amendment.

On August 1, 2012, we drew $225.0 million on the 364-Day Facility, which, together with available cash, we used for the purposes of paying (i) the cash consideration pursuant to the Inergy Notes Exchange, (ii) costs and fees related to the Inergy Notes Exchange, and (iii) costs and expenses related to the Inergy Propane Acquisition. We repaid the $225.0 million borrowed under the 364-Day Facility on August 14, 2012 with the net proceeds of an underwritten public equity offering, which closed on August 14, 2012.

Organizational Structure

The following chart provides a simplified overview of our organization structure as of the date of this prospectus. Our General Partner holds 784 common units in us.

SUMMARY TERMS OF THE EXCHANGE OFFER

The following is a brief summary of the terms of the exchange offer. For a more complete description of the exchange offer, see “Exchange Offer.” In this section, the term “Suburban Propane” refers only to Suburban Propane Partners, L.P. and not to any of its subsidiaries or its general partner. The term “Finance Corp.” refers only to Suburban Energy Finance Corp., a wholly-owned subsidiary of Suburban Propane. The term “Issuers” means Suburban Propane and Finance Corp., collectively, and does not include any other subsidiary of Suburban Propane.

The Exchange Offer	The Issuers are offering to exchange:

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up to $496,557,000 in aggregate principal amount of registered 7 1/2% senior due 2018 (the “2018 exchange notes”) for an equal principal amount of the issued, outstanding and unregistered 7 1/2% senior notes due 2018 (the “2018 old notes”), and

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up to $503,443,000 in aggregate principal amount of registered 7 3/8% senior notes due 2021 (the “2021 exchange notes”) for an equal principal amount of issued, outstanding and unregistered 7 3/8% senior notes due 2021 (the “2021 old notes”).

Required Representations	In order to participate in this exchange offer, you will be required to make certain representations to us in a letter of transmittal, including that:

•	any exchange notes you receive in the exchange offer are being acquired by you in the ordinary course of business;

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at the time of commencement of the exchange offer, you have no arrangement or understanding with any person to participate in the “distribution,” as defined in the Securities Act, of the exchange notes in violation of the Securities Act;

•	you are not engaged in, and do not intend to engage in, the “distribution,” as defined in the Securities Act, of the exchange notes;

•	you are not our “affiliate” (as that term is defined in Rule 405 of the Securities Act); and

•

if you are a broker-dealer receiving the exchange notes for your own account in exchange for the original notes that you acquired as a result of your market-making or other trading activities, you will deliver a prospectus in connection with any resale of the exchange notes that you receive.

Expiration of the Exchange Offer	The exchange offer will expire at 5:00 p.m., New York City time, on December 13, 2012, or a later date and time to which we may extend it. The Issuers do not currently intend to extend the expiration of the exchange offer. In the event of any material change in the exchange offer, we will extend the period of time during which the exchange offer is open if necessary so that at least five business days remain in the exchange offer period following notice of the material change.

Withdrawal of Tender	You may withdraw your tender of old notes in the exchange offer at any time before the expiration of the exchange offer. Any old notes not accepted for exchange for any reason will be returned without expense to you promptly after the expiration or termination of the exchange offer.

Conditions to the Exchange Offer	The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered for exchange. The exchange offer is subject to customary conditions, which the Issuers may waive. If we materially change the terms of the exchange offer, including the waiver of a material condition, we will extend the exchange offer period if necessary so that at least five business days remain in the exchange offer period following notice of any such material change. See “Exchange Offer — Conditions” for more information regarding the conditions to the exchange offer.

Procedures for Tendering Notes	To participate in this exchange offer, you must properly complete and duly execute a letter of transmittal, which accompanies this prospectus, and transmit it, along with all other documents required by such letter of transmittal, to the exchange agent on or before the expiration date at the address provided on the cover page of the letter of transmittal.

In the alternative, you can tender your old notes by book-entry delivery following the procedures described in this prospectus, whereby you will agree to be bound by the letter of transmittal and we may enforce the letter of transmittal against you.

If a holder of old notes desires to tender such notes and the holder’s old notes are not immediately available, or time will not permit the holder’s outstanding notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, a tender may be effected pursuant to the guaranteed delivery procedures described in this prospectus.

Consequences of Failure to Exchange	Any old notes that are not tendered in the exchange offer, or that are not accepted in the exchange, will remain subject to restrictions on transfer. Since the old notes have not been registered under the U.S. federal securities laws, you will not be able to offer or sell the old notes except under an exemption from the requirements of the Securities Act or unless the old notes are registered under the Securities Act. Upon the completion of the exchange offer, the Issuers will have no further obligations, except under limited circumstances, to provide for registration of the old notes under the U.S. federal securities laws. See “Exchange Offer — Consequences of Failure to Tender.”

Certain U.S. Federal Income Tax Considerations	The exchange of old notes for exchange notes in the exchange offer will generally not constitute a taxable exchange for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Resales	Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, and subject to the immediately following sentence, the Issuers believe that the exchange notes will generally be freely transferable by holders after the exchange offer without further compliance with the registration and prospectus delivery requirements of the Securities Act as long as:

•	you are acquiring the exchange notes in the ordinary course of your business;

•	you are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of the exchange notes; and

•	you are not an “affiliate” of our company.

The Issuers’ belief is based on SEC interpretations given to other, unrelated issuers in similar exchange offers. The Issuers cannot assure you that the SEC would make a similar interpretation with respect to our exchange offer. The Issuers will not be responsible for or indemnify you against any liability you may incur under the Securities Act.

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired by the broker-dealer as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes. See “Plan of Distribution.”

If you are an “affiliate” of ours or are engaged in or intend to engage in or have any arrangement or understanding with any person to participate in the distribution of the exchange notes:

•	you cannot rely on the applicable interpretations of the staff of the SEC; and

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you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale, unless the resale is made pursuant to an exemption from those requirements.

Use of Proceeds	The Issuers will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer.

Exchange Agent	The Bank of New York Mellon, is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth under “Exchange Offer — Exchange Agent.”

SUMMARY TERMS OF THE EXCHANGE NOTES

The summary below describes the principal terms of the exchange notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of the Exchange Notes” section of this prospectus contains a more detailed description of the terms and conditions of the exchange notes. In this section, the term “Suburban Propane” refers only to Suburban Propane Partners, L.P. and not to any of its subsidiaries or its general partner. The term “Finance Corp.” refers only to Suburban Energy Finance Corp., a wholly-owned subsidiary of Suburban Propane. The term “Issuers” means Suburban Propane and Finance Corp., collectively, and does not include any other subsidiary of Suburban Propane.

The exchange notes will be identical in all material respects to the old notes for which they have been exchanged, except:

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the issuance of the exchange notes will have been registered under the Securities Act, will not bear any legend restricting their transfer and generally will not be subject to restrictions on transfer,

•	the exchange notes will bear a different CUSIP number from the old notes,

•	the exchange notes will not be entitled to registration rights, and

•	the holders of the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

Issuers	Suburban Propane Partners, L.P. and Suburban Energy Finance Corp.

Finance Corp. is a wholly-owned direct subsidiary of Suburban. It was formed for the purpose of serving as the co-issuer of the old notes. Finance Corp. has only nominal assets and does not and will not conduct any operations. As a result, you should not expect Finance Corp. to contribute to servicing the interest and principal obligations on the exchange notes.

Exchange Notes Offered	The Issuers are offering to exchange (i) up to $496,557,000 in aggregate principal amount of the 2018 exchange notes and (ii) up to $503,443,000 in aggregate principal amount of 2021 exchange notes.

Maturity	The 2018 exchange notes will mature on October 1, 2018.

The 2021 exchange notes will mature on August 1, 2021.

Interest Rates	The 2018 exchange notes will accrue interest at 7 1/2% per annum, payable semiannually in cash in arrears on April 1 and October 1 of each year, commencing on October 1, 2012.

The 2021 exchange notes will accrue interest at 7 3/8% per annum, payable semiannually in cash in arrears on February 1 and August 1 of each year, commencing on February 1, 2013.

Ranking	The exchange notes will be the Issuers’ unsecured, senior obligations and will:

•	rank senior in right of payment to any of the Issuers’ future subordinated indebtedness;

•	rank equally in right of payment to all of the Issuers’ existing and future unsecured senior indebtedness;

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rank effectively junior to secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities of all of Suburban Propane’s subsidiaries, including the indebtedness and other liabilities of the Operating Partnership, and its subsidiaries. The Operating Partnership and its subsidiaries had an aggregate of approximately $304.7 million of total indebtedness, of which $100.0 million represented secured indebtedness and approximately $204.7 million of trade payables and other liabilities as of June 23, 2012. See “Description of the Notes.”

Mandatory AHYDO Redemption	If either series of exchange notes would otherwise constitute “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Internal Revenue Code of 1986, as amended (the “Code”), at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the date of the original issuance of the old notes, the Issuers will be required to redeem for cash a portion of each exchange note then outstanding to prevent such exchange note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. The redemption price will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption.

Optional Redemption	2018 Exchange Notes

Before October 1, 2014, the Issuers may redeem up to 35% of the aggregate principal amount of outstanding 2018 old notes and 2018 exchange notes with the net proceeds from certain offerings of Suburban Propane’s common units at a redemption price equal to 107.50% of their principal amount, plus accrued and unpaid interest, if any, to the applicable redemption date.

On or after October 1, 2014, the Issuers may redeem any outstanding 2018 old notes and 2018 exchange notes at the prices set forth under “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

2021 Exchange Notes

Before August 1, 2016, the Issuers may redeem up to 35% of the aggregate principal amount of outstanding 2021 old notes and 2021 exchange notes with the net proceeds from certain offerings of Suburban Propane’s common units at a redemption price equal to 107.375% of their principal amount, plus accrued and unpaid interest, if any, to the applicable redemption date.

On or after August 1, 2016, the Issuers may redeem any outstanding 2021 old notes and 2021 exchange notes at the prices set forth under “Description of the Exchange Notes — Optional Redemption,” plus accrued and unpaid interest, if any, to the applicable redemption date.

Change of Control	If Suburban Propane experiences certain change of control events, the holders of the exchange notes will have the right to require us to purchase the exchange notes at 101% of the principal amount of exchange notes repurchased, plus accrued and unpaid interest, to the date of repurchase. For more details, see “Description of the Exchange Notes — Change of Control.”

The Issuers may not have enough funds available at the time of a change of control to make any required debt payment (including repurchases of the exchange notes). See “Risk Factors — Risks Related to the Exchange Notes — Upon a change of control or mandatory principal redemption, we may not have the ability to raise the funds necessary to finance the change of control offer or redemption required by the indenture governing the exchange notes, which would violate the terms of the exchange notes.”

Certain Covenants	The Issuers will issue the exchange notes under the same indenture that was entered into in connection with the old notes. The indenture, among other things, restricts the Issuers ability, and the ability of restricted subsidiaries, to:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

However, these covenants are subject to certain important qualifications and limitations described under the heading “Description of the Exchange Notes — Certain Covenants.”

Form and Denominations

The Issuers will issue the exchange notes in fully registered form in denominations of $2,000 and integral multiples of $1,000 in excess thereof. Each of the exchange notes will be represented by one or more global securities registered in the name of a nominee of The Depository Trust Company, or DTC. You will hold a beneficial interest in one or more of the exchange notes through DTC, and DTC and its direct and indirect participants will record your beneficial interest in their books. Except under limited circumstances, the Issuers will not issue certificated exchange notes.

Absence of an Established Market for the Exchange Notes	The exchange notes generally are freely transferable but are also new securities for which there is not initially a market. The Issuers do not intend to list the exchange notes on any exchange or to maintain a trading market for them. Accordingly, there can be no assurance as to the development or liquidity of any market for the exchange notes.

Risk Factors	See “Risk Factors” for an explanation of certain risks you should consider before deciding to exchange your old notes for exchange notes.

RISK FACTORS

You should carefully consider various risks, including those described below and all of the information about risks included in the documents incorporated by reference in this prospectus, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended September 24, 2011 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended December 24, 2011, March 24, 2012 and June 23, 2012. The risks set out below are not the only risks we face. If any of the following risks occurs, our business, financial condition and results of operations could be materially adversely affected. In such case, you may lose all or part of your investment in the notes.

Risks Related to the Exchange Offer

Holders who fail to exchange their existing notes will continue to be subject to restrictions on transfer.

If you do not exchange your old notes for exchange notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your old notes described in the legend on your old notes. The restrictions on transfer of your old notes arise because the Issuers issued the old notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the old notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. Except as contemplated by this exchange offer, the Issuers do not plan to register the old notes under the Securities Act. The restrictions on transferability may adversely affect the price that third parties would pay for such notes.

You may not receive the exchange notes in the exchange offer if the exchange offer procedures are not properly followed.

We will issue the exchange notes in exchange for your old notes only after a timely receipt of your old notes, a properly completed and duly executed letter of transmittal or a valid agent’s message through DTC’s Automatic Tender Offer Program (“ATOP”) and all other required documents. Therefore, if you want to tender your old notes, please allow sufficient time to ensure timely delivery. If we do not receive the required documents by the expiration date of the exchange offer, we will not accept your old notes for exchange. Neither we nor the exchange agent are under any duty to give notification of defects or irregularities with respect to the tenders of the old notes for exchange. If there are defects or irregularities with respect to your tender of old notes, we will not accept your old notes for exchange. If you are the beneficial holder of old notes that are held through your broker, dealer, commercial bank, trust company or other nominee, and you wish to tender such notes in the exchange offer, you should promptly contact the person through whom your old notes are held and instruct that person to tender on your behalf.

Broker-dealers may become subject to the registration and prospectus delivery requirements of the Securities Act and any profit on the resale of the exchange notes may be deemed to be underwriting compensation under the Securities Act.

Any broker-dealer that:

•	exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes or,

•	resells exchange notes that were received by it for its own account in the exchange offer,

may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that broker-dealer. Any profit on the resale of the old notes and any commission or concessions received by a broker-dealer may be deemed to be underwriting compensation under the Securities Act. In addition to broker-dealers, any holder that exchanges its old notes in the exchange offer for the purpose of participating in a distribution of the exchange notes may be deemed to have received restricted securities and may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction by that holder.

Risks Related to the Exchange Notes and our Indebtedness

We may not be able to generate sufficient cash to service our debt obligations, including our obligations under the exchange notes.

Our ability to make scheduled payments on and to refinance our indebtedness, including the exchange notes, will depend on our financial condition and operating performance, which may fluctuate significantly from quarter to quarter based on, among other things:

•	the amount of propane, natural gas and refined fuels we have available;

•	the price at which we sell our propane, natural gas and refined fuels;

•	weather conditions resulting in reduced demand;

•	general economic conditions and their impact on conservation trends by our customers as well as our customers’ ability to purchase and pay for our products;

•	the level of our operating costs;

•	the level of our interest expense, which depends on the amount of our indebtedness and the interest payable on it; and

•	the level of our capital expenditures.

We may not be able to generate sufficient cash flow and may not be able to borrow funds in amounts sufficient to enable us to service our indebtedness, or to meet our working capital and capital expenditure requirements. If we are not able to generate sufficient cash flow from operations or to borrow sufficient funds to service our indebtedness, we may be required to sell assets or issue equity, reduce capital expenditures, or refinance all or a portion of our existing indebtedness. We may not be able to refinance our indebtedness, sell assets or issue equity, or borrow more funds on terms acceptable to us, if at all.

We have a substantial amount of indebtedness which could adversely affect our financial position and prevent us from fulfilling our obligations under the Notes.

We currently have a substantial amount of indebtedness. As of June 23, 2012, after giving effect to the Inergy Propane Acquisition and related transactions, we would have had total indebtedness of approximately $1.35 billion, consisting of $1.0 billion of old notes, $250.0 million of our existing 7 3/8% senior notes due 2020 (the “Existing 2020 Notes”) and $100.0 million of borrowings under our Credit Agreement. In addition, we have additional revolver availability under our Credit Agreement of $150.0 million and an additional uncommitted incremental term facility under our Credit Agreement of $250.0 million. We may also incur significant additional indebtedness in the future. Our substantial indebtedness may:

•	make it difficult for us to satisfy our financial obligations, including making scheduled principal and interest payments on the exchange notes and our other indebtedness;

•	limit our ability to borrow additional funds for working capital, capital expenditures, acquisitions or other general business purposes;

•	limit our ability to use our cash flow or obtain additional financing for future working capital, capital expenditures, acquisitions or other general business purposes;

•	require us to use a substantial portion of our cash flow from operations to make debt service payments;

•	limit our flexibility to plan for, or react to, changes in our business and industry;

•	place us at a competitive disadvantage compared to our less leveraged competitors; and

•	increase our vulnerability to the impact of adverse economic and industry conditions.

Despite our current level of indebtedness, we may still be able to incur more indebtedness. This could increase the risks associated with our substantial indebtedness.

We and our subsidiaries may be able to incur substantial additional indebtedness in the future. The terms of our Credit Agreement, the indenture governing the exchange notes and the old notes and the indenture governing our Existing 2020 Notes limit, but do not prohibit, us or our subsidiaries from incurring certain specified additional indebtedness. If we incur any additional indebtedness that ranks equally with the exchange notes, the holders of that indebtedness will be entitled to share ratably with the holders of the exchange notes in any proceeds distributed in connection with any insolvency, liquidation, reorganization, dissolution or other winding-up of us. This may have the effect of reducing the amount of proceeds paid to you. If new indebtedness is added to our current debt levels, the related risks that we and our subsidiaries now face could intensify.

The exchange notes offered hereby will be unsecured and effectively subordinated to our existing and future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.

The exchange notes offered hereby will be general unsecured obligations ranking effectively junior in right of payment to all of our existing and future secured indebtedness, including indebtedness under our Credit Agreement. Additionally, the indenture governing the exchange notes permits us to incur additional secured indebtedness in the future. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any indebtedness that is effectively senior to the exchange notes will be entitled to be paid in full from our assets securing such indebtedness before any payment may be made with respect to the exchange notes. Holders of the exchange notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the exchange notes, including the Existing 2020 Notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. You may therefore not be fully repaid if we are declared bankrupt, become insolvent or are liquidated or reorganized. The exchange notes will be effectively subordinated to senior secured indebtedness under our Credit Agreement, which permits us to borrow up to $650.0 million in total.

In addition, the exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries, which may include indebtedness, trade payables, guarantees, lease obligations and letter of credit obligations. In the event of a bankruptcy, liquidation or reorganization of any of our subsidiaries, holders of their indebtedness and their trade creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets of the subsidiaries are made available for distribution to us. As of June 23, 2012, our subsidiaries, including the Operating Partnership and its subsidiaries, had an aggregate of approximately $306.1 million of total indebtedness, of which $100.0 million represented secured indebtedness and approximately $206.1 million of trade payables and other liabilities.

None of our subsidiaries will guarantee the exchange notes. We depend entirely on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.

Our subsidiaries will not guarantee the exchange notes. Our subsidiaries are separate and distinct legal entities with no obligation to pay any amounts due pursuant to the exchange notes or to provide us with funds for our payment obligations. Substantially all of our operations are conducted through our subsidiaries and we derive substantially all of our revenues from our subsidiaries, and substantially all of our operating assets are owned by our subsidiaries. As a result, our cash flow and our ability to service our indebtedness, including the exchange notes, depend in large part on the earnings of our subsidiaries and on the distribution of earnings, loans or other payments to us by these subsidiaries. Payments to us by our subsidiaries also will be contingent upon their earnings and their business considerations. In addition, the ability of our subsidiaries to make any dividend, distribution, loan or other payment to us could be subject to statutory or contractual restrictions. Because we depend in large part on the cash flow of our subsidiaries to meet our obligations, these types of restrictions may impair our ability to make scheduled interest and principal payments on the exchange notes. Our subsidiaries held 100% of our consolidated assets as of June 23, 2012 and account for 100% of our revenues. With limited, non-material exceptions, all of our subsidiaries are pledgors and guarantors under our Credit Agreement.

The ability of Inergy to satisfy its credit support obligations on the 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer is dependent upon its continued creditworthiness and ability to generate cash.

Inergy has entered into a support agreement with the Issuers with respect to the 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer. However, holders of such notes are not third-party beneficiaries of the support agreement, and the obligations of Inergy under the support agreement are materially limited. After giving effect to the Inergy Propane Acquisition, Inergy’s mix of business lines has been significantly altered. Inergy’s future business, results of operations, financial condition and prospects will predominantly depend upon the success of its midstream operations. There can be no assurance that Inergy will be able to operate successfully with the altered mix of business lines and, therefore, no assurance can be given that Inergy will be able to satisfy its credit support obligations on the 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer. As a result, holders of the 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer may receive only limited benefits from the support agreement, if any. See “Credit Support.”

Upon a change of control or mandatory principal redemption, we may not have the ability to raise the funds necessary to finance the change of control offer or redemption required by the indenture governing the exchange notes, which would violate the terms of the exchange notes.

Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to purchase all or any part of the respective series of exchange notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of our obligations under the indenture in the event of a change of control. Further, we are contractually restricted under the terms of our Credit Agreement from repurchasing all of the exchange notes tendered upon a change of control.

Additionally, if either series of exchange notes otherwise would constitute “applicable high yield discount obligations” (“AHYDO”) within the meaning of Section 163(i)(1) of the Code, then at the end of each respective AHYDO redemption date, the Issuers will be required to redeem for cash a portion of each note of the applicable series then outstanding in a mandatory principal redemption.

Accordingly, we may be unable to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under our Credit Agreement. Our failure to purchase the exchange notes as required under the indenture would result in a default under such indenture and a cross-default under our Credit Agreement, each of which could have material adverse consequences for us and the holders of the exchange notes. In addition, our Credit Agreement provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control.”

One of the circumstances under which a change of control may occur is upon the sale, transfer, conveyance or other disposition (other than by way of merger or consolidation) of all or substantially all of the properties and assets of Suburban and its subsidiaries. However, the phrase “all or substantially all” will likely be interpreted under applicable state law and will be dependent upon particular facts or circumstances. As a result, there may be a degree of uncertainty in ascertaining whether the sale, transfer, conveyance or other disposition of “all or substantially all” of such properties and assets has occurred, in which case, the ability of a holder of the exchange notes to obtain the benefit of the offer for repurchase of all or a portion of the exchange notes held by such holder may be impacted.

If the exchange notes are rated investment grade at any time by both Standard & Poor’s and Moody’s, most of the restrictive covenants contained in the indenture governing the exchange notes will be suspended.

If, at any time, the credit rating on either series of the exchange notes, as determined by both Standard & Poor’s and Moody’s, equals or exceeds BBB- and Baa3, respectively, or any equivalent replacement ratings, we will not be subject to most of the restrictive covenants and certain events of default contained in the indenture governing the exchange notes. As a result, you may have less credit protection than when the exchange notes were issued. In the event that one or both of the ratings later drops below investment grade, we will thereafter again be subject to such restrictive covenants and events of default.

Covenants in our debt agreements restrict our business in many ways.

Our Credit Agreement, the indenture governing the exchange notes and the indenture governing our Existing 2020 Notes contain, various covenants that limit our ability and/or our restricted subsidiaries’ ability to, among other things:

•	incur or assume liens or additional debt or provide guarantees in respect of obligations of other persons;

•	issue redeemable stock and preferred stock;

•	pay dividends or distributions or redeem or repurchase capital stock;

•	prepay, redeem or repurchase debt;

•	make loans and investments;

•	enter into agreements that restrict distributions from our subsidiaries;

•	sell assets and capital stock of our subsidiaries;

•	enter into certain transactions with affiliates; and

•	consolidate or merge with or into, or sell substantially all of our assets to, another person.

In addition, our Credit Agreement contains restrictive covenants and requires us to maintain specified financial ratios and limits our ability to make capital expenditures. Our ability to meet those financial ratios can be affected by events beyond our control, and we may be unable to meet those tests. A breach of any of these covenants could result in a default under our Credit Agreement, the indenture governing the exchange notes and/or the indenture governing the Existing 2020 Notes. Upon the occurrence of an event of default under our Credit Agreement, the lenders could elect to declare all amounts outstanding under our Credit Agreement to be immediately due and payable and terminate all commitments to extend further credit. If we were unable to repay those amounts, the lenders could proceed against the collateral granted to them to secure that indebtedness. We have pledged virtually all of our assets as collateral under our Credit Agreement. If the lenders under our Credit Agreement accelerate the repayment of borrowings, we may not have sufficient assets to repay our Credit Agreement and our other indebtedness, including the exchange notes. Our borrowings under our Credit Agreement are, and are expected to continue to be, at variable rates of interest and expose us to interest rate risk. If interest rates increase, our debt service obligations on the variable rate indebtedness would increase even though the amount borrowed remained the same, and our net income would decrease.

Our tax treatment depends on our status as a partnership for federal income tax purposes. The Internal Revenue Service (“IRS”) could treat us as a corporation, which would substantially reduce the cash available to make payments under the exchange notes.

We believe that we have been and, based on current law, we will continue to be classified as a partnership for federal income tax purposes. We have not requested, and do not plan to request, a ruling from the IRS on this or any other tax matter affecting us. The IRS may adopt positions that differ from the positions we take. In addition, current law may change so as to cause us to be treated as a corporation for federal income tax purposes or otherwise subject us to entity-level federal income taxation. Members of Congress have proposed substantive changes to the current federal income tax laws that would affect certain publicly traded partnerships and legislation that would eliminate partnership tax treatment for certain publicly traded partnerships. Although no legislation is currently pending that would affect our tax treatment as a partnership, we are unable to predict whether any such changes or other proposals will ultimately be enacted. Any modification to the U.S. tax laws and interpretations thereof may or may not be applied retroactively. If we were treated as a corporation for federal income tax purposes, we would be required to pay tax on our income, with respect to all applicable taxable years, at corporate federal income tax rates (currently a maximum U.S. federal rate of 35%) and would be required to pay state income tax at varying rates. If corporate tax were imposed on our income, our tax liabilities would significantly increase which would negatively impact our ability to make payments on the exchange notes. In addition, because of widespread state budget deficits and other reasons, several states are evaluating ways to subject partnerships to entity-level taxation through the imposition of state income, franchise and other forms of taxation. Any such changes could negatively impact our ability to make payments on the exchange notes.

Your ability to transfer the exchange notes may be limited by the absence of an active trading market, and there is no assurance that any active trading market will develop for the exchange notes.

The exchange notes will constitute a new issue of securities for which there is no established trading market. We do not intend to have the exchange notes listed on a national securities exchange or to arrange for a quotation on any automated dealer quotation systems. Therefore, we cannot assure you as to the development or liquidity of any trading market for the exchange notes. The liquidity of any market for the exchange notes will depend on a number of factors, including:

•	the number of holders of exchange notes,

•	our operating performance and financial condition,

•	the market for similar securities,

•	the interest of securities dealers in making a market in the exchange notes, and

•	prevailing interest rates.

Historically, the market for debt securities similar to the exchange notes has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market, if any, for the exchange notes will be free from similar disruptions or that any such disruptions may not adversely affect the prices at which you may sell your exchange notes. Therefore, we cannot assure you that you will be able to sell your exchange notes at a particular time or that the price you receive when you sell will be favorable.

Risks Related to the Inergy Propane Acquisition and the Related Transactions

We may not be able to successfully integrate Inergy Propane’s operations with our operations, which could cause our business to suffer.

In order to obtain all of the anticipated benefits of the Inergy Propane Acquisition, we will need to combine and integrate the businesses and operations of Inergy Propane with ours. The combination of two large businesses is a complex and costly process. As a result, after the Inergy Propane Acquisition, we will be required to devote significant management attention and resources to integrating the business practices and operations of Suburban and Inergy Propane. The integration process may divert the attention of our executive officers and management from day-to-day operations and disrupt the business of Suburban and, if implemented ineffectively, preclude realization of the expected benefits of the transaction.

Our failure to meet the challenges involved in successfully integrating Inergy Propane’s operations with our operations or otherwise to realize any of the anticipated benefits of the Inergy Propane Acquisition could adversely affect our results of operations. In addition, the overall integration of Suburban and Inergy Propane may result in unanticipated problems, expenses, liabilities and competitive responses. The loss of customer relationships may be above historical norms not only with respect to existing Suburban customers but also as to the Inergy Propane customers who will be serviced by Suburban upon completion of the Inergy Propane Acquisition. We expect the difficulties of combining our operations to include, among others:

•	operating a significantly larger combined company with operations in more geographic areas;

•	maintaining employee morale and retaining key employees;

•	developing and implementing employment polices to facilitate workforce integration, and, where applicable, labor and union relations;

•	preserving important strategic and customer relationships;

•	the diversion of management’s attention from ongoing business concerns;

•	the integration of multiple information systems;

•	regulatory, legal, taxation and other unanticipated issues in integrating operating and financial systems;

•	coordinating marketing functions;

•	consolidating corporate and administrative infrastructures and eliminating duplicative operations; and

•	integrating the cultures of Suburban and Inergy Propane.

In addition, even if we are able to successfully integrate our businesses and operations, we may not fully realize the expected benefits of the Inergy Propane Acquisition within the intended time frame, or at all. Further, our post-acquisition results of operations may be affected by factors different from those existing prior to the Inergy Propane Acquisition and may suffer as a result of the Inergy Propane Acquisition. As a result, we cannot assure you that the combination of our business and operations with Inergy Propane will result in the realization of the full benefits anticipated from the Inergy Propane Acquisition.

We expect to incur substantial expenses related to the Inergy Propane Acquisition.

We expect to incur substantial expenses in connection with completing the Inergy Propane Acquisition and integrating the business, operations, networks, systems, technologies, policies and procedures of Suburban and Inergy Propane. There are a large number of systems that must be integrated, including billing, management information, information systems, purchasing, accounting and finance, sales, payroll and benefits, fixed assets, lease administration and regulatory compliance. Although Suburban and Inergy Propane have assumed that a certain level of transaction and integration expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of these integration expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Due to these factors, the transaction and integration expenses associated with the Inergy Propane Acquisition could, particularly in the near term, exceed the savings that we expect to achieve from the elimination of duplicative expenses and the realization of economies of scale and cost savings related to the integration of the businesses following the completion of the acquisition. As a result of these expenses, both Suburban and Inergy Propane expect to take charges against their earnings before and after the completion of the Inergy Propane Acquisition. The charges taken in connection with the Inergy Propane Acquisition are expected to be significant, although the aggregate amount and timing of such charges are uncertain at present.

Following the Inergy Propane Acquisition, we may be unable to retain key employees.

Our success after the Inergy Propane Acquisition will depend in part upon our ability to retain key Suburban employees including certain employees of Inergy Propane who become Suburban employees upon completion of the Inergy Propane Acquisition. Key employees may depart following the Inergy Propane Acquisition because of issues relating to the uncertainty and difficulty of integration, a desire not to remain with us following the Inergy Propane Acquisition or otherwise. Accordingly, no assurance can be given that Suburban will be able to retain key employees to the same extent as in the past.

Our future results will suffer if we do not effectively manage our expanded operations following the Inergy Propane Acquisition.

Following the Inergy Propane Acquisition, we may continue to expand our operations through additional acquisitions and other strategic acquisitions, some of which will involve complex challenges. Our future success will depend, in part, upon our ability to manage our expansion opportunities, which pose substantial challenges for us to integrate new operations into our existing business in an efficient and timely manner, and upon our ability to successfully monitor our operations, costs, regulatory compliance and service quality and to maintain other necessary internal controls. We cannot assure you that our expansion or acquisition opportunities will be successful or that we will realize our expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Our historical audited and unaudited pro forma condensed combined financial information incorporated by reference in this prospectus may not be representative of our results after the Inergy Propane Acquisition.

Our historical audited and unaudited pro forma condensed combined financial information included elsewhere incorporated by reference in this prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the Inergy Propane Acquisition been completed as of the date indicated, nor is it indicative of our future operating results or financial position. Our unaudited pro forma condensed combined financial information reflects adjustments, which are based upon preliminary estimates, to allocate the purchase price to Suburban’s assets and liabilities. The purchase price allocation reflected in our unaudited pro forma condensed combined financial information included elsewhere in this prospectus is preliminary, and the final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of Inergy Propane as of the date of the completion of the Inergy Propane Acquisition. Our unaudited pro forma condensed combined financial information does not reflect future events that may occur after the Inergy Propane Acquisition, including the costs related to the planned integration of Suburban and Inergy Propane and any future nonrecurring charges resulting from the Inergy Propane Acquisition, and does not consider potential impacts of current market conditions on revenues or expense efficiencies. Our unaudited pro forma condensed combined financial information incorporated by reference in this prospectus is based in part on certain assumptions regarding the Inergy Propane Acquisition that Suburban and Inergy believe are reasonable under the circumstances. Suburban and Inergy cannot assure you that the assumptions will prove to be accurate over time.

USE OF PROCEEDS

We will not receive cash proceeds from the issuance of the exchange notes under the exchange offer. In consideration for issuing the exchange notes in exchange for old notes as described in this prospectus, we will receive old notes of equal principal amount. The old notes surrendered in exchange for the exchange notes will be retired and cancelled.

SELECTED CONSOLIDATED HISTORICAL FINANCIAL AND OTHER DATA OF SUBURBAN

The following tables set forth, for the periods and at the dates indicated, selected consolidated historical financial and other information for Suburban. The consolidated statement of operations data and other data for each of the years in the three-year period ended September 24, 2011 and the consolidated balance sheet data as of September 24, 2011 and September 25, 2010 have been derived from our audited consolidated financial statements incorporated by reference herein. The consolidated statement of operations data and other data for the years ended September 27, 2008 and September 29, 2007 and the consolidated balance sheet data as of September 26, 2009, September 27, 2008 and September 29, 2007 have been derived from the audited consolidated financial statements not included or incorporated by reference herein. The selected consolidated historical financial data and other data presented below should be read in conjunction with our audited consolidated financial statements and accompanying notes in our Annual Report on Form 10-K for the fiscal year ended September 24, 2011, which is incorporated by reference in this prospectus. The selected consolidated historical financial information as of and for the nine-month periods ended June 23, 2012 and June 25, 2011 is unaudited and derived from, and should be read in conjunction with, the unaudited financial statements and accompanying footnotes for such periods incorporated by reference into this prospectus. Such financial information has been prepared on a basis consistent with our audited annual financial information and includes all adjustments, consisting only of normal and recurring adjustments, that Suburban considers necessary for a fair statement of the results for those periods. Historical results are not necessarily indicative of future performance or results of operations, and results for any interim period are not necessarily indicative of the results that may be expected for a full year.

	For the Nine Months Ended		For the Year Ended
	June 23, 2012	June 25, 2011	September 24, 2011	September 25, 2010	September 26, 2009	September 27, 2008	September 29, 2007
	(in thousands, except per unit data)
Statement of Operations Data
Revenues	$837,113	$1,008,972	$1,190,552	$1,136,694	$1,143,154	$1,574,163	$1,439,563
Costs and Expenses	747,492	849,045	1,045,324	980,508	932,539	1,424,035	1,270,213
Restructuring charges and severance costs(a)	—	2,000	2,000	—	—	—	1,485
Acquisition-related costs(b)	5,950	—	—	—	—	—	—
Pension settlement charge(c)	—	—	—	2,818	—	—	3,269
Operating income	83,671	157,927	143,228	153,368	210,615	150,128	164,596
Interest expense, net	19,742	20,532	27,378	27,397	38,267	37,052	35,596
Loss on debt extinguishment(d)	507	—	—	9,473	4,624	—	—
(Benefit from) provision for income taxes	(60)	737	884	1,182	2,486	1,903	5,653

Income from continuing operations	63,482	136,658	114,966	115,316	165,238	111,173	123,347
Discontinued operations:
Gain on disposal of discontinued operations(e)	—	—	—	—	—	43,707	1,887
Income from discontinued operations	—	—	—	—	—	—	2,053

Net income	63,482	136,658	114,966	115,316	165,238	154,880	127,287
Net income per Common Unit — basic(f)	1.78	3.85	3.24	3.26	4.99	4.72	3.91
Cash distributions declared per unit	$2.56	$2.56	$3.41	$3.35	$3.26	$3.09	$2.76

Balance Sheet Data (end of period)(g)
Cash and cash equivalents	$115,804	$161,447	$149,553	$156,908	$163,173	$137,698	$96,586
Total assets	896,064	976,123	956,459	970,914	978,168	1,036,367	988,947
Total debt	348,331	348,115	348,169	347,953	349,415	531,772	548,538
Partners’ capital — Common Unitholders	$394,086	$469,243	$418,134	$419,882	$418,824	$262,250	$208,230

	For the Nine Months Ended		For the Year Ended
	June 23, 2012	June 25, 2011	September 24, 2011	September 25, 2010	September 26, 2009	September 27, 2008	September 29, 2007
	(in thousands, except per unit data)
Statement of Cash Flows Data Cash provided by (used in)
Operating activities	$73,250	$109,841	$132,786	$155,797	$246,551	$120,517	$145,957
Investing activities	(12,017)	(14,869)	(19,505)	(30,111)	(16,852)	36,630	(19,689)
Financing activities	$(94,982)	$(90,433)	$(120,636)	$(131,951)	$(204,224)	$(116,035)	$(90,253)

Other Data (unaudited)
EBITDA(h)	$107,070	$184,231	$178,856	$174,729	$236,334	$222,229	$197,778
Adjusted EBITDA(h)	108,435	183,994	179,425	192,420	239,245	220,465	210,087
Capital expenditures(i)	$14,384	$17,241	$22,284	$19,131	$21,837	$21,819	$26,756
Retail gallons sold
Propane	213,234	254,949	298,902	317,906	343,894	386,222	432,526
Fuel oil and refined fuels	22,574	33,263	37,241	43,196	57,381	76,515	104,506

(a)	During fiscal 2011, we recorded severance charges of $2.0 million related to the realignment of our regional operating footprint in response to the persistent and foreseeable challenges affecting the industry as a whole. During fiscal 2007, we incurred $1.5 million in charges associated with severance for positions eliminated unrelated to any specific plan of restructuring.
(b)	During the third quarter of fiscal 2012, we recorded acquisition-related costs of $5.9 million related to the Inergy Propane Acquisition.
(c)	We incurred a non-cash pension settlement charge of $2.8 million and $3.3 million during fiscal 2010 and 2007, respectively, to accelerate the recognition of actuarial losses in our defined benefit pension plan as a result of the level of lump sum retirement benefit payments made.
(d)	During the nine months ended June 23, 2012, we recognized a non-cash charge of $0.5 million to write-off a portion of unamortized debt origination costs in connection with the execution of the amendment of our existing Credit Agreement. During fiscal 2010 we completed the issuance of $250.0 million of 7.375% senior notes maturing in March 2020 to replace the previously existing 6.875% senior notes that were set to mature in December 2013. In connection with the refinancing, we recognized a loss on debt extinguishment of $9.5 million in the second quarter of fiscal 2010, consisting of $7.2 million for the repurchase premium and related fees, as well as the write-off of $2.2 million in unamortized debt origination costs and unamortized discount. During fiscal 2009, we purchased $175.0 million aggregate principal amount of the 6.875% senior notes through a cash tender offer. In connection with the tender offer, we recognized a loss on the extinguishment of debt of $4.6 million in the fourth quarter of fiscal 2009, consisting of $2.8 million for the tender premium and related fees, as well as the write-off of $1.8 million in unamortized debt origination costs and unamortized discount.
(e)	Gain on disposal of discontinued operations for fiscal 2008 of $43.7 million reflects the October 2, 2007 sale of our Tirzah, South Carolina underground granite propane storage cavern, and associated 62-mile pipeline, for $53.7 million in net proceeds. Gain on disposal of discontinued operations for fiscal 2007 of $1.9 million reflects the exchange, in a non-cash transaction, of nine non-strategic customer service centers for three customer service centers of another company in Alaska, as well as the sale of three additional customer service centers for net cash proceeds of $1.3 million. The gains on disposal have been accounted for within discontinued operations. The prior period results of operations attributable to the sale of our Tirzah, South Carolina storage cavern and associated pipeline have been reclassified to remove their financial results from continuing operations.
(f)	Computations of basic earnings per common unit were performed by dividing net income by the weighted average number of outstanding common units, and restricted units granted under our restricted unit plans to retirement-eligible grantees.
(g)

EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding certain items as provided in the table below. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our common units. In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our

Credit Agreement requires us to use Adjusted EBITDA, with certain additional adjustments, in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under US GAAP and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with US GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of EBITDA and Adjusted EBITDA, as so calculated, to our net cash provided by operating activities:

	For the Nine Months Ended		For the Year Ended
	June 23, 2012	June 25, 2011	September 24, 2011	September 25, 2010	September 26, 2009	September 27, 2008	September 29, 2007
	(in thousands)
Net income	$63,482	$136,658	$114,966	$115,316	$165,238	$154,880	$127,287
Add:
Provision for income taxes	(60)	737	884	1,182	2,486	1,903	5,653
Interest expense, net	19,742	20,532	27,378	27,397	38,267	37,052	35,596
Depreciation and amortization	23,906	26,304	35,628	30,834	30,343	28,394	28,790
Discontinued operations	—	—	—	—	—	—	452

EBITDA	107,070	184,231	178,856	174,729	236,334	222,229	197,778
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(7,170)	(2,237)	(1,431)	5,400	(1,713)	(1,764)	7,555
Loss on debt extinguishment	507	—	—	9,473	4,624	—	—
Loss on asset disposal	2,078	—	—	—	—	—	—
Severance charges	—	2,000	2,000	—	—	—	1,485
Acquisition-related costs	5,950	—	—	—	—	—	—
Pension settlement charge	—	—	—	2,818	—	—	3,269

Adjusted EBITDA	108,435	183,994	179,425	192,420	239,245	220,465	210,087
Add (subtract):
Benefit from (provision for) income taxes — current	60	(737)	(884)	(1,182)	(1,101)	(626)	(1,853)
Interest expense, net	(19,742)	(20,532)	(27,378)	(27,397)	(38,267)	(37,052)	(35,596)
Unrealized (non-cash) gains (losses) on changes in fair values of derivatives	7,170	2,237	1,431	(5,400)	1,713	1,764	(7,555)
Acquisition-related costs	(5,950)	—	—	—	—	—	—
Severance charges	—	(2,000)	(2,000)	—	—	—	(1,485)
Compensation cost recognized under Restricted Unit Plans	3,261	3,136	3,922	4,005	2,396	2,156	3,014
(Gain) loss on disposal of property, plant and equipment, net	(246)	(2,844)	(2,772)	38	(650)	(2,252)	(2,782)
(Gain) on disposal of discontinued operations	—	—	—	—	—	(43,707)	(1,887)
Changes in working capital and other assets and liabilities	(19,738)	(53,413)	(18,958)	(6,687)	43,215	(20,231)	(15,986)

Net cash provided by operating activities	$73,250	$109,841	$132,786	$155,797	$246,551	$120,517	$145,957

(h)	Our capital expenditures fall generally into two categories: (i) maintenance expenditures, which include expenditures for repair and replacement of property, plant and equipment; and (ii) growth capital expenditures which include new propane tanks and other equipment to facilitate expansion of our customer base and operating capacity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	Fiscal quarter ended,	Fiscal Year ended,
	June 23, 2012	Sept 24, 2011	Sept 25, 2010	Sept 26, 2009	Sept 27, 2008	Sept 29, 2007
Ratio of earnings to fixed charges(1)	3.96	4.90	4.93	5.06	3.69	4.08

(1)	For purposes of determining the ratio of earnings to fixed charges, earnings are defined as earnings from continuing operations before income taxes, plus fixed charges. Fixed charges consist of interest expense on all indebtedness, amortization of the discount on certain of Suburban’s long-term borrowings, amortization of capitalized debt origination costs, and the estimated interest portion of operating leases (10% of rent expense represents a reasonable approximation of the interest factor).

THE EXCHANGE OFFER

Purpose of the Exchange Offer

When we completed the issuance of the old notes on August 1, 2012, we entered into a registration rights agreement with the dealer managers of the Exchange Offers. The registration rights agreement requires us to:

•	file a registration statement with the SEC relating to the exchange offer within 180 days of the issue date of the old notes;

•	use commercially reasonable efforts to cause the registration statement to be declared effective no later than 366 days after the issue date of the old notes;

•	use commercially reasonable efforts to consummate the exchange offer within 30 business days after the registration statement is declared effective; and

•	under certain circumstances, file a shelf registration statement with respect to the old notes.

If we fail to satisfy our obligations under the registration rights agreement, we will be required to pay the holders of the notes additional interest on the applicable series of notes equal to 0.25% per annum of the principal amount of such series of notes, which amount will increase to 0.50% to the extent that additional interest continues to accrue for more than 90 days.

We are making this exchange offer to comply with our contractual obligations under the registration rights agreement. Except under limited circumstances, upon completion of the exchange offer, our obligations with respect to the registration of the old notes will terminate. We have filed a copy of the registration rights agreement as an exhibit to the exchange offer registration statement that includes this prospectus.

Resale of Exchange Notes

Under existing interpretations of the Securities Act by the staff of the SEC contained in several no-action letters to third parties, we believe that the exchange notes will generally be freely transferable by holders who have validly participated in the exchange offer without further registration under the Securities Act (assuming the truth of certain representations required to be made by each holder of notes, as set forth below). For additional information on the staff’s position, we refer you to the following no-action letters: Exxon Capital Holdings Corporation, available April 13, 1988; Morgan Stanley & Co. Incorporated, available June 5, 1991; and Shearman & Sterling, available July 2, 1993.

However, any purchaser of old notes who is one of our “affiliates” or who intends to participate in the exchange offer for the purpose of distributing the exchange notes or who is a broker-dealer who purchased old notes from us to resell pursuant to Rule 144A or any other available exemption under the Securities Act:

•	will not be able to tender its old notes in the exchange offer;

•	will not be able to rely on the interpretations of the staff of the SEC; and

•

must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the old notes unless such sale or transfer is made pursuant to an exemption from these requirements.

If you wish to exchange old notes for exchange notes in the exchange offer, you will be required to make representations in a letter of transmittal that accompanies this prospectus, including that:

•	any exchange notes to be received by you will be acquired in the ordinary course of your business;

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes in violation of the provisions of the Securities Act;

•	you are not our “affiliate” (within the meaning of Rule 405 promulgated under the Securities Act);

•	if you are not a broker-dealer, you are not engaged in, and do not intend to engage in, a distribution of exchange notes; and

•

if you are a broker-dealer, you acquired the old notes for your own account as a result of market-making or other trading activities (and as such, you are a “participating broker-dealer”), you have not entered into any arrangement or understanding with us or any of our affiliates to distribute the exchange notes and you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the exchange notes.

Rule 405 promulgated under the Securities Act provides that an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified.

The SEC has taken the position that participating broker-dealers may be deemed to be “underwriters” within the meaning of the Securities Act, and accordingly may fulfill their prospectus delivery requirements with respect to the exchange notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. The Issuers have agreed to keep the registration statement, of which this prospectus is a part, effective, for so long as such broker-dealers are required to deliver a prospectus meeting the requirements of the Securities Act in connection with any resales of exchange notes (provided that such period will in no event exceed 180 days after the closing of this exchange offer) and will make this prospectus available to any broker-dealer for use in connection with any such resale.

Terms of the Exchange Offer

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions set forth in this prospectus and in the accompanying letter of transmittal, we will accept for exchange all old notes that are properly tendered and not withdrawn on or prior to 5:00 p.m., New York City time, on the expiration date. After authentication of the exchange notes by the trustee or an authentication agent, we will issue and deliver $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding old notes accepted in the exchange offer. Holders may tender some or all of their old notes in the exchange offer in denominations of $2,000 and integral multiples of $1,000 thereof.

The exchange notes will be identical in all material respects to the old notes for which they have been exchanged, except:

•

the offer and sale of the exchange notes will have been registered under the Securities Act, will not bear any legend restricting their transfer and generally will not be subject to restrictions on transfer;

•	the exchange notes will bear a different CUSIP number from the old notes;

•	the exchange notes will not be entitled to registration rights; and

•	the holders of the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations.

The exchange notes will evidence the same debt as the old notes. The exchange notes will be issued under and entitled to the benefits of the indenture.

In connection with the issuance of the old notes, we made arrangements for the old notes to be issued and transferable in book-entry form through the facilities of DTC, acting as a depositary. The exchange notes will also be issuable and transferable in book-entry form through DTC.

The exchange offer is not conditioned upon any minimum aggregate principal amount of old notes being tendered. However, our obligation to accept old notes for exchange pursuant to the exchange offer is subject to certain customary conditions that we describe under “— Conditions” below.

Holders who tender old notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes pursuant to the exchange offer. We will pay all charges and expenses, other than certain applicable taxes, in connection with the exchange offer. See “— Solicitation of Tenders; Fees and Expenses” for more detailed information regarding the expenses of the exchange offer.

By executing or otherwise becoming bound by the letter of transmittal, you will be making the representations described under “— Procedures for Tendering” below.

Expiration Date; Extensions; Amendments

The term “expiration date” will mean 5:00 p.m., New York City time, on December 13, 2012 unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which we extend the exchange offer.

To extend the exchange offer, we will:

•	notify the exchange agent of any extension orally (confirmed in writing) or in writing; and

•

notify the registered holders of the old notes by means of a press release or other public announcement, each before 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

We reserve the right, in our reasonable discretion:

•	to extend the exchange offer; or

•	if any conditions listed below under “— Conditions” are not satisfied, to terminate the exchange offer by giving oral or written notice of the delay, extension or termination to the exchange agent.

We will follow any extension or termination as promptly as practicable by oral (confirmed in writing) or written notice to the exchange agent and the registered holders.

If we amend the exchange offer in a manner we determine constitutes a material change, including the waiver of a material condition, we will extend this exchange offer for at least five business days from the date that notice of such material change is first published, sent or given by us to the holders of the old notes and we will promptly disclose the amendment in a prospectus supplement that we will distribute to the registered holders.

Procedures for Tendering

Only you may tender your old notes in the exchange offer. Except as stated under “— Book-Entry Transfer,” to tender your old notes in the exchange offer, you must:

•	complete, sign and date the enclosed letter of transmittal, or a copy of it;

•	have the signature on the letter of transmittal guaranteed if required by the letter of transmittal or transmit an agent’s message in connection with a book-entry transfer; and

•	mail, fax or otherwise deliver the letter of transmittal or copy to the exchange agent before the expiration date.

In addition, either:

•

the exchange agent must receive a timely confirmation of a book-entry transfer of your old notes, if that procedure is available, into the account of the exchange agent at DTC, the “book-entry transfer facility,” under the procedure for book-entry transfer described below before the expiration date;

•	the exchange agent must receive certificates for your old notes, the letter of transmittal and other required documents before the expiration date; or

•	you must comply with the guaranteed delivery procedures described below.

For your old notes to be tendered effectively, the exchange agent must receive a valid agent’s message through DTC’s Automated Tender Offer Program, or ATOP, or a letter of transmittal and other required documents before the expiration date. Delivery of the old notes shall be made by book-entry transfer in accordance with the procedures described below. Confirmation of the book-entry transfer must be received by the exchange agent before the expiration date.

The term “agent’s message” means a message, transmitted by a book-entry transfer facility to, and received by, the exchange agent forming a part of a confirmation of a book-entry, which states that the book-entry transfer facility has received an express acknowledgment from the participant in the book-entry transfer facility tendering the outstanding securities that the participant has received and agrees:

•	to participate in ATOP;

•	to be bound by the terms of the letter of transmittal; and

•	that we may enforce the agreement against the participant.

THE METHOD OF DELIVERY OF YOUR OLD NOTES, A LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT YOUR ELECTION AND RISK. INSTEAD OF DELIVERY BY MAIL, WE RECOMMEND THAT YOU USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ASSURE DELIVERY TO THE EXCHANGE AGENT BEFORE THE EXPIRATION DATE. DO NOT SEND A LETTER OF TRANSMITTAL OR OLD NOTES DIRECTLY TO US. YOU MAY REQUEST YOUR RESPECTIVE BROKERS, DEALERS, COMMERCIAL BANKS, TRUST COMPANIES OR NOMINEES TO MAKE THE EXCHANGE ON YOUR BEHALF.

Each broker-dealer that receives exchange notes for its own account in exchange for old notes, where the old notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. See “Plan of Distribution.”

Procedure if the Old Notes Are Not Registered in Your Name

If you are a beneficial owner whose old notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you want to tender your old notes, you should contact the registered holder promptly and instruct the registered holder to tender on your behalf. If you want to tender on your own behalf, you must, before completing and executing a letter of transmittal and delivering your old notes, either make appropriate arrangements to register ownership of the old notes in your name or obtain a properly completed bond power or other proper endorsement from the registered holder. We urge you to act immediately since the transfer of registered ownership may take considerable time.

Book-Entry Transfer

The exchange agent will make requests to establish accounts at the book-entry transfer facility for purposes of the exchange offer within two business days after the date of this prospectus. If you are a financial institution that is a participant in the book-entry transfer facility’s systems, you may make book-entry delivery of your old notes being tendered by causing the book-entry transfer facility to transfer your old notes into the exchange agent’s account at the book-entry transfer facility in compliance with the appropriate procedures for transfer. However, although you may deliver your old notes through book-entry transfer at the book-entry transfer facility, you must transmit, and the exchange agent must receive, a letter of transmittal or copy of the letter of transmittal, with any required signature guarantees and any other required documents, except as discussed in the following paragraph, on or before the expiration date or the guaranteed delivery procedures outlined below must be complied with.

DTC’s ATOP is the only method of processing the exchange offer through DTC. To accept the exchange offer through ATOP, participants in DTC must send electronic instructions to DTC through DTC’s communication system instead of sending a signed, hard copy letter of transmittal. DTC is obligated to communicate those electronic instructions to the exchange agent. To tender your old notes through ATOP, the electronic instructions sent to DTC and transmitted by DTC to the exchange agent must contain the participant’s acknowledgment of its receipt of and agreement to be bound by the letter of transmittal for your old notes.

Beneficial Owner Instructions to Holders of Old notes

Only a holder whose name appears on a DTC security position listing as a holder of old notes, or the legal representative or attorney-in-fact of such holder, may execute and deliver the letter of transmittal.

Holders of old notes who are not registered holders of, and who seek to tender, old notes should (1) obtain a properly completed letter of transmittal for such old notes from the registered holder with signatures guaranteed by an Eligible Institution and obtain and include with such letter of transmittal old notes properly endorsed for transfer by the registered holder thereof or accompanied by a written instrument or instruments of transfer or exchange from the registered holder with signatures on the endorsement or written instrument or instruments of transfer or exchange guaranteed by an Eligible Institution or (2) effect a record transfer of such old notes and comply with the requirements applicable to registered holders for tendering old notes before 5:00 p.m., New York City time, on the expiration date. Any old notes properly tendered before 5:00 p.m., New York City time, on the expiration date accompanied by a properly completed letter of transmittal will be transferred of record by the registrar either prior to or as of the expiration date at our discretion. We have no obligation to transfer any old notes from the name of the registered holder of the note if we do not accept these old notes for exchange.

Tendering holders should indicate in the applicable box in the letter of transmittal the name and address to which payment of accrued and unpaid interest on the old notes, certificates evidencing exchange notes and/or certificates evidencing old notes for amounts not accepted for tender, each as appropriate, are to be issued or sent, if different from the name and address of the person signing the letter of transmittal. In the case of issuance in a different name, the employer identification or social security number of the person named must also be indicated and a substitute Form W-9 for this recipient must be completed. If these instructions are not given, the payments, including accrued and unpaid interest in cash on the old notes, exchange notes or old notes not accepted for tender, as the case may be, will be made or returned, as the case may be, to the registered holder of the old notes tendered.

Issuance of exchange notes in exchange for old notes will be made only against deposit of the tendered old notes.

We will decide all questions as to the validity, form, eligibility, acceptance and withdrawal of tendered old notes, and our determination will be final and binding on you. We reserve the absolute right to reject any and all old notes not properly tendered or reject any old notes which would be unlawful in the opinion of our counsel. We also reserve the right to waive any defects, irregularities or conditions of tender as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in a letter of transmittal, will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of old notes as we determine. Although we intend to notify you of defects or irregularities with respect to tenders of your old notes, we, the exchange agent or any other person will not incur any liability for failure to give any notification. Your tender of old notes will not be deemed to have been made until any defects or irregularities have been cured or waived. Any of your old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the exchange agent to you, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

Guaranteed Delivery Procedures

If you wish to tender your old notes but your old notes are not immediately available, or time will not permit your old notes or other required documents to reach the exchange agent before the expiration date, or the procedure for book-entry transfer cannot be completed on a timely basis, you may affect a tender if:

•	the tender is made through an Eligible Institution (as defined in the Letter of Transmittal),

•

prior to the expiration date, the exchange agent receives from such Eligible Institution a properly completed and duly executed notice of guaranteed delivery, by facsimile transmittal, mail or hand delivery,

•	stating the name and address of the holder, the certificate number or numbers of such holder’s old notes and the principal amount of such old notes tendered;

•	stating that the tender is being made thereby;

•

guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal, or a facsimile thereof, together with the certificate(s) representing the old notes to be tendered in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of old notes delivered electronically, and any other documents required by the letter of transmittal, will be deposited by the Eligible Institution with the exchange agent; and

•

such properly completed and executed letter of transmittal, or a facsimile thereof, together with the certificate(s) representing all tendered old notes in proper form for transfer, or an agent’s message and confirmation of a book-entry transfer into the exchange agent’s account at DTC of old notes delivered electronically and all other documents required by the letter of transmittal are received by the exchange agent within three New York Stock Exchange trading days after the expiration date.

Upon request, the exchange agent will send to you a notice of guaranteed delivery if you wish to tender your old notes according to the guaranteed delivery procedures described above.

Withdrawal of Tenders

Except as otherwise provided in this prospectus, you may withdraw tenders of old notes at any time prior to the expiration date.

For a withdrawal to be effective, the exchange agent must receive a written or facsimile transmission notice of withdrawal at its address set forth this prospectus prior to the expiration date. Any such notice of withdrawal must:

•	specify the name of the person who deposited the old notes to be withdrawn;

•

identify the old notes to be withdrawn, including the certificate number or number and principal amount of such old notes or, in the case of old notes transferred by book-entry transfer, the name and number of the account at DTC to be credited; and

•	be signed in the same manner as the original signature on the letter of transmittal by which such old notes were tendered, including any required signature guarantee.

We will determine in our sole discretion all questions as to the validity, form and eligibility, including time of receipt, of such withdrawal notices, and our determination shall be final and binding on all parties. We will not deem any properly withdrawn old notes to have been validly tendered for purposes of the exchange offer, and we will not issue exchange notes with respect those old notes unless you validly retender the withdrawn old notes.

You may retender properly withdrawn old notes following one of the procedures described above under “— Procedures for Tendering” at any time prior to the expiration date.

Conditions

Notwithstanding any other term of the exchange offer, we will not be required to accept for exchange, or to issue exchange notes in exchange for any old notes, and may terminate or amend the exchange offer, if at any time prior to 5:00 p.m., New York City time, on the expiration date:

•	the exchange offer violates applicable law, rules or regulations or an applicable interpretation of the staff of the SEC;

•	an action or proceeding has been instituted or threatened in any court or by any governmental agency that might materially impair our ability to proceed with the exchange offer;

•	there has been proposed, adopted or enacted any law, rule or regulation that, in our reasonable judgment, would impair materially our ability to consummate the exchange offer; or

•	all governmental approvals that we deem necessary for the completion of the exchange offer have not been obtained.

If we determine in our reasonable discretion that any of these conditions are not satisfied, we may:

•	refuse to accept any old notes and return all tendered old notes to you;

•	extend the exchange offer and retain all old notes tendered before the exchange offer expires, subject, however, to your rights to withdraw the old notes; or

•	waive the unsatisfied conditions with respect to the exchange offer and accept all properly tendered old notes that have not been withdrawn.

If the waiver constitutes a material change to the exchange offer, we will promptly disclose the waiver by means of a prospectus supplement that we will distribute to the registered holders of the old notes.

Exchange Agent

We have appointed The Bank of New York Mellon, the trustee under the indenture, as exchange agent for the exchange offer. You should send all executed letters of transmittal to the exchange agent at one of the addresses set forth below. You should direct questions, requests for assistance and requests for additional copies of this prospectus or of the letter of transmittal and requests for a notice of guaranteed delivery to the exchange agent addressed as follows:

By Certified or Registered Mail or Overnight Delivery:

The Bank of New York Mellon, as Exchange Agent

c/o Bank of New York Mellon Corporation

Corporate Trust Operations — Reorganization Unit

111 Sanders Creek Parkway

East Syracuse, NY 13057

Attention: Adam Decapio

By Facsimile (eligible institutions only):

(732) 667-9408

Telephone Inquiries:

(315) 414-3360

Delivery to an address or facsimile number other than those listed above will not constitute a valid delivery.

Solicitation of Tenders; Fees and Expenses

We will pay all expenses of soliciting tenders pursuant to the exchange offer. We are making the principal solicitation by mail. Our officers and regular employees may make additional solicitations in person or by telephone or facsimile.

We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and will reimburse the exchange agent for its reasonable out-of-pocket costs and expenses in connection therewith.

We also may pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

We will pay the expenses to be incurred in connection with the exchange offer, including fees and expenses of the exchange agent and trustee and accounting and legal fees and printing costs.

We will pay all transfer taxes, if any, applicable to the exchange of old notes for exchange notes pursuant to the exchange offer. If, however, certificates representing exchange notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the old notes tendered, or if tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or if a transfer tax is imposed for any reason other than the exchange of old notes pursuant to the exchange offer, then the amount of any such transfer taxes, whether imposed on the registered holder or any other persons, will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed by us directly to such tendering holder.

Consequences of Failure to Exchange

Participation in the exchange offer is voluntary. We urge you to consult your financial and tax advisors in making your decisions on what action to take. Old notes that are not exchanged for exchange notes pursuant to the exchange offer will remain restricted securities. Accordingly, those old notes may be resold only:

•	to a person whom the seller reasonably believes is a qualified institutional buyer in a transaction meeting the requirements of Rule 144A promulgated under the Securities Act;

•	in a transaction meeting the requirements of Rule 144 promulgated under the Securities Act;

•	outside the United States to a foreign person in a transaction meeting the requirements of Rule 903 or 904 of Regulation S promulgated under the Securities Act;

•	in accordance with another exemption from the registration requirements of the Securities Act and based upon an opinion of counsel if we so request;

•	to us (but we undertake no obligation to acquire any restricted securities you may offer to sell to us); or

•	pursuant to an effective registration statement.

In each case, the old notes may be resold only in accordance with any applicable securities laws of any state of the United States or any other applicable jurisdiction.

DESCRIPTION OF THE NOTES

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” For the purposes of this description only, the term “Suburban Propane”, “we”, “us” and “our” refers only to Suburban Propane Partners, L.P. and not to any of its subsidiaries or its general partner. The term “Finance Corp.” refers only to Suburban Energy Finance Corp., a wholly-owned subsidiary of Suburban Propane. The term “Issuers” means Suburban Propane and Finance Corp., collectively, and does not include any other subsidiary of Suburban Propane.

The Issuers issued the old notes under an indenture (the “Indenture”), dated as of August 1, 2012, among the Issuers and The Bank of New York Mellon, as Trustee (the “Trustee”). The terms of the exchange notes are the same as the terms of the existing notes in all material respects, except that: (i) the exchange notes will not bear any legend restricting their transfer and generally will not be subject to restrictions on transfer; (ii) the exchange notes will bear a different CUSIP number from the old notes; (iii) the exchange notes will not be entitled to registration rights; and (iv) the holders of the exchange notes will not have the right to earn additional interest under circumstances relating to our registration obligations. The 2018 exchange notes will constitute the same series of securities as the 2018 old notes for purposes of the Indenture, and will vote together on all matters with such notes. The 2021 exchange notes will constitute the same series of securities as the 2021 old notes for purposes of the Indenture, and will vote together on all matters with such notes. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the “TIA”), and the terms of the exchange notes will include those stated in the Indenture and those made part of the Indenture by reference to the TIA.

Except if the context otherwise expressly requires, for purposes of the covenants, events of default, redemption and other terms of the exchange notes described in this section:

•	the term “2018 Notes” refers to the 2018 old notes, the 2018 exchange notes and any additional 7 1/2% senior notes due 2018 that may be issued under the Indenture;

•	the term “2021 Notes” refers to the 2021 old notes, the 2021 exchange notes and any additional 7 3/8% senior notes due 2021 that may be issued under the Indenture; and

•	the term “Notes” refers to the 2018 Notes and the 2021 Notes.

The following description is a summary of the material provisions of the Indenture. It does not restate the Indenture in its entirety. We urge you to read the Indenture because it, and not this description, defines your rights as holders of the Notes. Copies of the Indenture are available as set forth below under “— Additional Information.” Certain defined terms used in this description but not defined below under “— Certain Definitions” have the meanings assigned to them in the Indenture.

The registered holder of a Note will be treated as the owner of it for all purposes. Only registered holders will have rights under the Indenture.

Finance Corp.

Finance Corp. is a wholly-owned direct subsidiary of Suburban Propane that was incorporated in Delaware for the purpose of serving as a co-issuer of the Notes in order to facilitate the offering. Finance Corp. has only nominal assets and does not conduct any operations. As a result, holders of the Notes should not expect Finance Corp. to participate in servicing the interest and principal obligations on the Notes.

Brief Description of the Notes

The Notes:

•	are general joint and several obligations of the Issuers;

•	are pari passu in right of payment to all existing and future unsecured senior Indebtedness of the Issuers;

•	are senior in right of payment to any future subordinated Indebtedness of the Issuers;

•	are effectively subordinated to the secured indebtedness of the Issuers to the extent of the value of the assets securing such indebtedness; and

•	are structurally subordinated to, which means they rank effectively behind, the indebtedness and other liabilities of the Operating Partnership and its subsidiaries.

Neither Suburban Propane nor Finance Corp. has any significant operations. Our operations are conducted through the Operating Partnership and its subsidiaries and, therefore, Suburban Propane depends on the cash flow of the Operating Partnership to meet its obligations, including its obligations under the Notes. Neither the Operating Partnership nor any of the other subsidiaries of Suburban Propane have guaranteed the Notes. As a result, the Notes are effectively subordinated in right of payment to all Indebtedness and other liabilities and commitments (including trade payables and lease obligations) of the Operating Partnership and its subsidiaries. Any right of Suburban Propane to receive assets of any of its subsidiaries upon the subsidiary’s liquidation or reorganization (and the consequent right of the holders of the Notes to participate in those assets) will be effectively subordinated to the claims of that subsidiary’s creditors, except to the extent that Suburban Propane is itself recognized as a creditor of the subsidiary, in which case the claims of Suburban Propane would still be subordinate in right of payment to any security in the assets of the subsidiary and any indebtedness of the subsidiary senior to that held by Suburban Propane. Moreover, the Operating Partnership is party to a number of agreements that restrict its ability to make distributions to Suburban Propane. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the Notes. See “Risk Factors — None of our subsidiaries will guarantee the exchange notes. We depend entirely on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.”

As of June 23, 2012, the Operating Partnership and its subsidiaries had approximately $304.7 million of Indebtedness, of which $100.0 million represents secured indebtedness, and $204.7 million of trade payables and other liabilities outstanding. See “Risk Factors — The exchange notes offered hereby will be unsecured and effectively subordinated to our existing and future secured indebtedness and structurally subordinated to all of the liabilities of our subsidiaries.” In addition, Finance Corp. has nominal assets and no direct or indirect interest in the Operating Partnership or any of its subsidiaries, and therefore does not have any means independent of Suburban Propane to generate or realize cash flow to meet its obligations.

As of the date of the Indenture, all of our subsidiaries will be “Restricted Subsidiaries.” However, under the circumstances described below under the caption “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” we are permitted to designate certain of our subsidiaries, other than Finance Corp. and the Operating Partnership, as “Unrestricted Subsidiaries.” Our Unrestricted Subsidiaries will not be subject to the restrictive covenants in the Indenture.

Principal, Maturity and Interest

The Issuers initially issued $496,557,000 in aggregate principal amount of 2018 Notes and $503,443,000 in aggregate principal amount of 2021 Notes pursuant to the Exchange Offers. The 2018 Notes and the 2021 Notes are each a separate series of Notes under the Indenture. The Issuers may issue additional Notes of either series from time to time. Any issuance of additional Notes from either series is subject to all of the covenants in the Indenture, including the covenant described below under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock.” The Issuers will issue Notes in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The 2018 Notes will mature on October 1, 2018 and the 2021 Notes will mature on August 1, 2021.

The 2018 Notes will pay interest at the rate of 7.50% per annum which, in each case will be payable semi-annually in arrears on April 1 and October 1, commencing on the first payment date following the Settlement Date. The Issuers will make each interest payment to the holders of record of 2018 Notes on the immediately preceding March 15 and September 15.

The 2021 Notes will pay interest at the rate of 7.375% per annum, which, in each case will be payable semi-annually in arrears on February 1 and August 1, commencing on the first payment date following the Settlement Date. The Issuers will make each interest payment to the holders of record of 2021 Notes on the immediately preceding January 15 and July 15.

Interest will accrue on the Notes from the Settlement Date. Interest on overdue principal, interest and premium, if any, will accrue at a rate that is 1% higher than the then applicable interest rate on the Notes. Interest on the Notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a holder of Notes has given wire transfer instructions to Suburban Propane, the Issuers will pay all principal, interest and premium, if any, on that holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the paying agent and registrar within the City and State of New York.

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. Suburban Propane may change the paying agent or registrar without prior notice to the holders of the Notes, and Suburban Propane or any of its subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange Notes in accordance with the provisions of the Indenture. The registrar and the trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents in connection with a transfer of Notes. Holders will be required to pay all taxes due on transfer. The Issuers are not required to transfer or exchange any Note selected for redemption. Also, the Issuers are not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

Optional Redemption

2018 Notes

On or after October 1, 2014, the Issuers may redeem all or a part of the 2018 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, on the 2018 Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on October 1 of the years indicated below (subject to the rights of holders of 2018 Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2014	103.750%
2015	101.875%
2016 and thereafter	100.000%

At any time prior to October 1, 2014, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2018 Notes issued under the Indenture at a redemption price of 107.50% of the principal amount, plus accrued and unpaid interest to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of 2018 Notes originally issued under the Indenture (excluding 2018 Notes held by Suburban Propane and its Subsidiaries or by the general partner of Suburban Propane) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the 2018 Notes or portions thereof called for redemption on the applicable redemption date.

2021 Notes

On or after August 1, 2016, the Issuers may redeem all or a part of the 2021 Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, on the 2021 Notes redeemed, to the applicable redemption date, if redeemed during the twelve-month period beginning on August 1 of the years indicated below (subject to the rights of holders of 2021 Notes on the relevant record date to receive interest on the relevant interest payment date):

Year	Percentage
2016	103.688%
2017	102.459%
2018	101.229%
2019 and thereafter	100.000%

At any time prior to August 1, 2016, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of 2021 Notes issued under the Indenture at a redemption price of 107.375% of the principal amount, plus accrued and unpaid interest to the applicable redemption date, with the net cash proceeds of one or more Equity Offerings; provided that:

(1)	at least 65% of the aggregate principal amount of 2021 Notes originally issued under the Indenture (excluding 2021 Notes held by Suburban Propane and its Subsidiaries or by the general partner of Suburban Propane) remains outstanding immediately after the occurrence of such redemption; and

(2)	the redemption occurs within 90 days of the date of the closing of such Equity Offering.

Unless the Issuers default in the payment of the redemption price, interest will cease to accrue on the Notes or portions thereof called for redemption on the applicable redemption date.

Mandatory Redemption

2018 Notes

If the 2018 Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the issue date of the 2018 Notes (each, a “2018 Notes AHYDO redemption date”), the Issuers will be required to redeem for cash a portion of each 2018 Note then outstanding equal to the “2018 Notes Mandatory Principal Redemption Amount” (each such redemption, a “2018 Notes Mandatory Principal Redemption”). The redemption price for the portion of each 2018 Note redeemed pursuant to any 2018 Notes Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “2018 Notes Mandatory Principal Redemption Amount” means, as of each 2018 Notes AHYDO redemption date, the portion of a 2018 Note required to be redeemed to prevent such 2018 Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2018 Notes prior to any 2018 Notes AHYDO redemption date pursuant to any other provision of the Indenture will alter the Issuers’ obligation to make any 2018 Notes Mandatory Principal Redemption with respect to any 2018 Notes that remain outstanding on such 2018 Notes AHYDO redemption date.

2021 Notes

If the 2021 Notes would otherwise constitute “applicable high yield discount obligations” within the meaning of Section 163(i)(1) of the Code, at the end of each “accrual period” (as defined in Section 1272(a)(5) of the Code) ending after the fifth anniversary of the issue date of the 2021 Notes (each, a “2021 Notes AHYDO redemption date”), the Issuers will be required to redeem for cash a portion of each 2021 Note then outstanding equal to the “2021 Notes Mandatory Principal Redemption Amount” (each such redemption, a “2021 Notes Mandatory Principal Redemption”). The redemption price for the portion of each 2021 Note redeemed pursuant to any 2021 Notes Mandatory Principal Redemption will be 100% of the principal amount of such portion plus any accrued interest thereon on the date of redemption. “2021 Notes Mandatory Principal Redemption Amount” means, as of each 2021 Notes AHYDO redemption date, the portion of a 2021 Note required to be redeemed to prevent such 2021 Note from being treated as an “applicable high yield discount obligation” within the meaning of Section 163(i)(1) of the Code. No partial redemption or repurchase of the 2021 Notes prior to any 2021 Notes AHYDO redemption date pursuant to any other provision of the Indenture will alter the Issuers’ obligation to make any 2021 Notes Mandatory Principal Redemption with respect to any Notes that remain outstanding on such 2021 Notes AHYDO redemption date.

Selection and Notice

If less than all of the Notes of either series are to be redeemed at any time, the trustee will select Notes for redemption as follows:

(1)	if the Notes are listed on any national securities exchange, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2)	if the Notes are not listed on any national securities exchange, on a pro rata basis, by lot or by such method as the trustee deems fair and appropriate.

No Notes of $2,000 or less can be redeemed in part. Notices of redemption will be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a redemption date if the notice is issued in connection with a defeasance of the Notes or a satisfaction and discharge of the Indenture. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note will state the portion of the principal amount of that Note that is to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the holder of Notes upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each holder of Notes will have the right to require the Issuers to repurchase all or any part (equal to $2,000 or an integral multiple of $1,000 in excess thereof) of that holders Notes pursuant to a Change of Control Offer on the terms set forth in the Indenture. In the Change of Control Offer, the Issuers will offer a Change of Control Payment in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, on the Notes repurchased, to the date of purchase, subject to the rights of holders of Notes on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuers will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offer to repurchase Notes on the Change of Control Payment Date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the Indenture and described in such notice. The Issuers will comply with the requirements of Rule 14e-l under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Change of Control provisions of the Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Issuers will, to the extent lawful:

(1)	accept for payment all Notes or portions of Notes validly tendered pursuant to the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes validly tendered; and

(3)	deliver or cause to be delivered to the trustee the Notes validly accepted together with an officers’ certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Issuers.

The paying agent will promptly mail or send by wire transfer to each holder of Notes validly tendered the Change of Control Payment for such Notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

The provisions described above that require the Issuers to make a Change of Control Offer following a Change of Control will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the holders of the Notes to require that the Issuers repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Issuers will not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuers and purchases all Notes validly tendered and not withdrawn under the Change of Control Offer, or (2) notice of redemption has been given pursuant to the Indenture as described above under the caption “— Optional Redemption,” unless and until there is a default in payment of the applicable redemption price.

Notwithstanding anything to the contrary herein, a Change of Control Offer may be made in advance of a Change of Control, and conditioned upon such Change of Control, if a definitive agreement is in place for the Change of Control at the time of the making of the Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Notes to require the Issuers to repurchase its Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain. A recent Delaware court case has implied that the provisions in clause (6) of the definition of “Change of Control” may be unenforceable on public policy grounds. No assurances can be given that a court would enforce clause (6) as written for the benefit of holders of the Notes.

In the event that holders of not less than 90% of the aggregate principal amount of either series of Notes then outstanding accept a Change of Control Offer and the Issuers (or the third party making the Change of Control Offer in lieu of the Issuers) purchases all of the Notes held by such Holders, the Issuers will have the right, upon not less than 30 nor more than 60 days’ prior notice, given not more than 30 days following the purchase pursuant to the Change of Control Offer described above, to redeem all of the Notes of such series that remain outstanding following such purchase at a redemption price equal to the Change of Control Payment plus, to the extent not included in the Change of Control Payment, accrued and unpaid interest on the Notes of such series that remain outstanding, to the date of redemption (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

Asset Sales

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1)	Suburban Propane (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2)	at least 75% of the consideration received in the Asset Sale by Suburban Propane or such Restricted Subsidiary is in the form of cash. For purposes of this provision, each of the following will be deemed to be cash:

(a) any liabilities, as shown on Suburban Propane’s most recent consolidated balance sheet, of Suburban Propane or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Suburban Propane or such Restricted Subsidiary from further liability;

(b) any securities, Notes or other obligations received by Suburban Propane or any such Restricted Subsidiary from such transferee that are converted within 180 days after the date of consummation of such Asset Sale by Suburban Propane or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(c) any stock or assets of the kind referred to in clauses (2) or (4) of the next paragraph of this covenant.

The 75% limitation in clause (2) above will not apply to any Asset Sale in which the cash portion of the consideration received is equal to or greater than the after-tax proceeds would have been had the Asset Sale complied with the 75% limitation.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Suburban Propane (or the applicable Restricted Subsidiary, as the case may be) may apply those Net Proceeds:

(1)	to repay Indebtedness of Suburban Propane under a Credit Facility or to repay any Indebtedness of any Restricted Subsidiary of Suburban Propane;

(2)	to acquire, or commit to acquire within 90 days thereof, all or substantially all of the assets of, or any Capital Stock of, another Permitted Business, if, after giving effect to any such acquisition of Capital Stock, the Permitted Business is or becomes a Restricted Subsidiary of Suburban Propane;

(3)	to make a capital expenditure; and/or

(4)	to acquire, or commit to acquire within 90 days thereof, other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business;

provided that, with respect to any portion of Net Proceeds relating to clauses (2), (3) and (4) above, the 360-day period provided above shall be extended by an additional 180 days if by not later than the 360th day after receipt of such Net Proceeds, the Issuers or a Restricted Subsidiary, as applicable, have entered into a binding commitment with a Person other than an Affiliate of the Issuers to make an investment of the type referred to in any of such clause in the amount of such Net Proceeds.

Pending the final application of any Net Proceeds, Suburban Propane or any Restricted Subsidiary may temporarily reduce revolving credit borrowings or otherwise invest the Net Proceeds in any manner that is not prohibited by the Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $20.0 million, the Issuers will make an Asset Sale Offer to all holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase or redeem with the proceeds of sales of assets to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of principal amount plus accrued and unpaid interest, to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Issuers may use those Excess Proceeds for any purpose not otherwise prohibited by the Indenture. If the aggregate principal amount of Notes and other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the trustee will select the Notes and the Issuers’ will select such other pari passu Indebtedness to be purchased on a pro rata basis. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds will be reset at zero.

The Issuers will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of the Indenture, the Issuers will comply with the applicable securities laws and regulations and will not be deemed to have breached their obligations under the Asset Sale provisions of the Indenture by virtue of such conflict.

The Operating Partnership is the borrower under the Credit Agreement which contains prohibitions of certain events, including events that would constitute a Change of Control or an Asset Sale. The Credit Agreement may require the Operating Partnership to offer to repay all outstanding Indebtedness thereunder before any distribution may be made to the Issuers so that they may satisfy their obligations with respect to the Notes. Moreover, the same agreements restrict the ability of the Operating Partnership to make distributions to Suburban Propane generally. As a result, we may not be able to cause the Operating Partnership to distribute sufficient funds to enable us to meet our obligations under the Notes. See “Risk Factors — None of our subsidiaries will guarantee the exchange notes. We depend entirely on the cash flow from our subsidiaries to meet our obligations, and your claims will be subordinated to all of the creditors of these subsidiaries.” The exercise by the holders of Notes of their right to require the Issuers to repurchase the Notes upon a Change of Control or an Asset Sale could cause a default under the Credit Agreement, even if the Change of Control or Asset Sale itself does not, due to the financial effect of such repurchases on the Issuers and the Operating Partnership. In the event a Change of Control or Asset Sale occurs at a time when the Issuers are unable to purchase Notes due to restrictions on the Operating Partnership, the Issuers and the Operating Partnership could seek the consent of the lenders under the Operating Partnership’s Indebtedness to allow the purchase of Notes, or could attempt to refinance the borrowings that contain such prohibition. If the Issuers do not obtain a consent or repay those borrowings, the Issuers will remain unable to purchase Notes. In that case, the Issuers’ failure to purchase tendered Notes would constitute an Event of Default under the Indenture. Finally, the Issuers’ ability to pay cash to the holders of Notes upon a repurchase may be limited by the Issuers’ then existing financial resources. See “Risk Factors — Upon a change of control, we may not have the ability to raise the funds necessary to finance the change of control offer required by the Indenture governing the exchange notes, which would violate the terms of the exchange notes.”

Certain Covenants

Changes in Covenants when Notes Rated Investment Grade

Beginning on the date that:

(1)	a series of Notes has an Investment Grade Rating; and

(2)	no Default or Event of Default shall have occurred and be continuing, and ending on the date (the “Reversion Date”) that either Rating Agency ceases to have Investment Grade Ratings on such series of Notes (such period of time, the “Suspension Period”), the covenants specifically listed under the following captions in this Offer to Exchange will no longer be applicable to such series of Notes:

(a)	“— Repurchase at the Option of Holders — Asset Sales”;

(b)	“— Restricted Payments”;

(c)	“— Incurrence of Indebtedness and Issuance of Preferred Stock”;

(d)	“— Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries”;

(e)	“— Transactions with Affiliates”;

(f)	clause (4) of the covenant listed under “— Merger, Consolidation or Sale of Assets”.

During a Suspension Period, Suburban Propane’s Board of Supervisors may not designate any of its Subsidiaries as Unrestricted Subsidiaries.

On the Reversion Date, all Indebtedness incurred during the Suspension Period will be classified to have been incurred pursuant to and permitted under the Consolidated Fixed Charge Coverage Ratio or one of the clauses set forth in the definition of Permitted Debt (to the extent such Indebtedness would be permitted to be incurred thereunder as of the Reversion Date and after giving effect to Indebtedness incurred prior to the Suspension Period and outstanding on the Reversion Date). To the extent any Indebtedness would not be permitted to be incurred pursuant to the Consolidated Fixed Charge Coverage Ratio or any of the clauses set forth in the definition of Permitted Indebtedness, such Indebtedness will be deemed to have been Existing Indebtedness.

Notwithstanding the fact that covenants suspended during a Suspension Period may be reinstated, no Default or Event of Default will be deemed to have occurred as a result of a failure to comply with the covenants during the Suspension Period or at the time the covenants are reinstated.

Restricted Payments

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1)	declare or pay any distribution or make any other payment or dividend on account of Suburban Propane’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving Suburban Propane or any of its Restricted Subsidiaries) or to the direct or indirect holders of Suburban Propane’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than distributions or dividends payable in Equity Interests (other than Disqualified Stock) of Suburban Propane or to Suburban Propane or a Restricted Subsidiary of Suburban Propane);

(2)	purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving Suburban Propane) any Equity Interests of Suburban Propane;

(3)	make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of Suburban Propane that is contractually subordinated to the Notes (excluding any intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries), except a payment of interest or principal at the Stated Maturity thereof; or

(4)	make any Restricted Investment (all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”)

unless, at the time of and after giving effect to such Restricted Payment:

(a)	no Default (except a Reporting Default) or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment; and

(b)	the Restricted Payment, together with the aggregate of all other Restricted Payments made by Suburban Propane and its Restricted Subsidiaries during the fiscal quarter during which the Restricted Payment is made (excluding Restricted Payments permitted by clauses (2), (3), (4) and (6) of the next succeeding paragraph), will not exceed:

(i)	if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is greater than 1.75 to 1.00, an amount equal to Available Cash for the immediately preceding fiscal quarter; or

(ii)	if the Consolidated Fixed Charge Coverage Ratio of Suburban Propane is equal to or less than 1.75 to 1.00, an amount equal to the sum of:

(A)	$115.0 million, less

(B)	the aggregate amount of all Restricted Payments made by Suburban Propane and its Restricted Subsidiaries in accordance with this clause (4)(b) during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the Indenture, plus

(C)	the aggregate net cash proceeds of capital contributions to Suburban Propane from any Person other than a Restricted Subsidiary of Suburban Propane, or issuance and sale of shares of Capital Stock, other than (i) Disqualified Stock and (ii) Capital Stock issued concurrently with the offering of the Notes, of Suburban Propane to any entity other than to a Restricted Subsidiary of Suburban Propane, in any case made during the period ending on the last day of the fiscal quarter of Suburban Propane immediately preceding the date of the Restricted Payment and beginning on the date of the Indenture, to the extent not previously expended pursuant to this clause (b) or clause (a) above, plus

(D)	to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any), to the extent not previously expended pursuant to this clause (b) or clause (a) above, plus

(E)	the net reduction in Restricted Investments resulting from cash dividends, repayments of loans or advances, or other transfers of assets in each case to the Issuer or any of its Restricted Subsidiaries from any Person (including, without limitation, Unrestricted Subsidiaries) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, to the extent not previously expended pursuant to this clause (b) or clause (a) above.

The preceding provisions will not prohibit:

(1)	the payment of any distribution or dividend within 60 days after the date of its declaration, if at the date of declaration the distribution or dividend payment would have complied with the provisions of the Indenture;

(2)

the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent (not to exceed 120 days following the receipt of such net proceeds) sale (other than to a Subsidiary of Suburban Propane) of, Equity Interests of Suburban Propane (other than Disqualified Stock)

or from the substantially concurrent contribution of common equity capital to Suburban Propane by any entity other than a Subsidiary of Suburban Propane; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash and from the calculation set forth in clause (b)(ii) above;

(3)	the defeasance, redemption, repurchase or other acquisition of Indebtedness of the Issuers that is contractually subordinated to the Notes with the net cash proceeds from a substantially concurrent (not to exceed 120 days following the receipt of such net proceeds) incurrence of Permitted Refinancing Indebtedness; provided, however, that the amount of any net cash proceeds that are utilized for any such Restricted Payment will be excluded from the calculation of Available Cash;

(4)	the payment of any dividend (or, in the case of any partnership or limited liability company, any similar distribution) by a Restricted Subsidiary of Suburban Propane to the holders of its Equity Interests on a pro rata basis;

(5)	the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Suburban Propane or any Restricted Subsidiary of Suburban Propane held by any current or former officer, director or employee of Suburban Propane or any of its Restricted Subsidiaries pursuant to any restricted unit plan, equity subscription agreement, equity option agreement, shareholders’ agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $5.0 million in any calendar year; and

(6)	the repurchase of Equity Interests deemed to occur upon the exercise of unit or stock options to the extent such Equity Interests represent a portion of the exercise price of those options.

The amount of all Restricted Payments (other than cash) will be the Fair Market Value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Suburban Propane or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined by the Board of Supervisors whose resolution with respect thereto will be delivered to the trustee.

For purposes of determining compliance with this covenant, if a Restricted Payment meets the criteria of more than one of the exceptions described in clauses (1) through (6) above, or is entitled to be made according to the first paragraph of this covenant, the Issuers may, in their sole discretion, classify or reclassify such Restricted Payment in any manner that complies with this covenant.

Incurrence of Indebtedness and Issuance of Preferred Stock

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, Guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and Suburban Propane will not issue any Disqualified Stock and will not permit any of its Restricted Subsidiaries to issue any shares of Preferred Stock; provided, however, that Suburban Propane and any of its Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock if the Consolidated Fixed Charge Coverage Ratio for Suburban Propane’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or Disqualified Stock had been issued, as the case may be, at the beginning of such four-quarter period.

The first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1)

the incurrence by Suburban Propane and any of its Restricted Subsidiaries of additional Indebtedness and letters of credit under Credit Facilities in an aggregate principal amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of Suburban Propane and its Restricted Subsidiaries thereunder) not to exceed the greater of (x) $800.0 million and (y) the amount of the Borrowing Base as of the date of such incurrence;

(2)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of the Existing Indebtedness;

(3)	the incurrence by the Issuers of Indebtedness represented by the Notes to be issued on the date of the Indenture and any exchange notes issued pursuant to the Registration Rights Agreement;

(4)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Suburban Propane or such Restricted Subsidiary, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to extend, refinance, renew, replace, defease or refund any Indebtedness incurred pursuant to this clause (4), not to exceed $20.0 million at any time outstanding;

(5)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge, Indebtedness that was permitted by the Indenture to be incurred under the first paragraph of this covenant or clause (2), (3) or (5) of this paragraph;

(6)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of intercompany Indebtedness between or among Suburban Propane and any of its Restricted Subsidiaries; provided, however, that:

(a)	if an Issuer is an obligor on such Indebtedness and the payee is not an Issuer or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes; and

(b)	(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane, will be deemed, in each case, to constitute an incurrence of such Indebtedness by Suburban Propane or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7)	the issuance by any of Suburban Propane’s Restricted Subsidiaries to Suburban Propane or to any of its Restricted Subsidiaries of units or shares of Preferred Stock; provided, however, that:

(a)	any subsequent issuance or transfer of Equity Interests that results in any such Preferred Stock being held by a Person other than Suburban Propane or a Restricted Subsidiary of Suburban Propane; and

(b)	any sale or other transfer of any such Preferred Stock to a Person that is not either Suburban Propane or a Restricted Subsidiary of Suburban Propane will be deemed, in each case, to constitute an issuance of such Preferred Stock by such Restricted Subsidiary that was not permitted by this clause (7);

(8)	the incurrence by Suburban Propane and any of its Restricted Subsidiaries of non-speculative Hedging Obligations in the ordinary course of business;

(9)	the Guarantee by the Issuers or any of their Restricted Subsidiaries of Indebtedness of the Issuers or a Restricted Subsidiary of the Issuers that was permitted to be incurred by another provision of this covenant; provided that if the Indebtedness being Guaranteed is incurred by one or both of the Issuers and is subordinated to the Notes, then the Guarantee of such Indebtedness by any Restricted Subsidiary of the Issuers shall be subordinated to the same extent as the Indebtedness Guaranteed;

(10)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds, so long as such Indebtedness is covered within five business days;

(11)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from performance bonds, bid bonds, bankers’ acceptances, workers’ compensation, health, disability or other employee benefit claims, surety or appeal bonds, payment obligations in connection with self-insurance or similar obligations and bank overdrafts (and letters of credit in respect thereof) incurred in the ordinary course of business;

(12)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Indebtedness arising from indemnities or other similar obligations in respect of purchase price adjustments in connection with the disposition of property or assets;

(13)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of Acquired Debt in connection with a merger or consolidation meeting the financial test set forth in clause (4) under the caption “— Merger, Consolidation or Sale of Assets”; and

(14)	the incurrence by Suburban Propane or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (14), not to exceed $75.0 million.

The Issuers will not incur any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Issuers unless such Indebtedness is also contractually subordinated in right of payment to the Notes on substantially identical terms; provided, however, that no Indebtedness will be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Issuers solely by virtue of being unsecured or by virtue of being secured on a first or junior Lien basis.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (14) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuers will be permitted to classify such item of Indebtedness on the date of its incurrence, or later reclassify all or a portion of such item of Indebtedness, in any manner that complies with this covenant; provided that Indebtedness under Credit Facilities outstanding on the Issue Date is deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt and cannot be so reclassified. The accrual of interest, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock will not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this covenant. Notwithstanding any other provision of this covenant, the maximum amount of Indebtedness that Suburban Propane or any Restricted Subsidiary may incur pursuant to this covenant shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values.

The amount of any Indebtedness outstanding as of any date will be:

(1)	the accreted value of the Indebtedness, in the case of any Indebtedness issued with original issue discount;

(2)	the principal amount of the Indebtedness, in the case of any other Indebtedness; and

(a)	in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(i)	the Fair Market Value of such asset at the date of determination, and

(ii)	the amount of the Indebtedness of the other Person.

Liens

Suburban Propane will not create, incur, assume or suffer to exist any Lien securing Indebtedness incurred by Suburban Propane of any kind on any asset now owned or hereafter acquired, except Permitted Liens. Unless contemporaneously with the incurrence of such Liens, it has made or will make effective provisions whereby the Notes will be secured by such Lien equally and ratably with (or, if such other Indebtedness is contractually subordinated to the Notes, prior to) all other Indebtedness secured by such Lien for so long as such other Indebtedness is secured by such Lien.

Limitations on Issuances of Guarantees of Indebtedness

Suburban Propane will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of Suburban Propane unless such Restricted Subsidiary simultaneously executes and delivers a supplemental Indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary. The Subsidiary Guarantee will be (1) senior to such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is subordinated to the Notes; or (2) pari passu with such Restricted Subsidiary’s Guarantee of or pledge to secure such other Indebtedness if such other Indebtedness is not subordinated to the Notes.

The Subsidiary Guarantee of a Guarantor will be automatically and unconditionally released:

(1)	in connection with any sale or other disposition of all or substantially all of the assets of that Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) Suburban Propane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(2)	in connection with any sale or other disposition of all of the Capital Stock of that Guarantor to a Person that is not (either before or after giving effect to such transaction) Suburban Propane or a Restricted Subsidiary of Suburban Propane, if the sale or other disposition does not violate the “Asset Sale” provisions of the Indenture;

(3)	if Suburban Propane designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of the Indenture;

(4)	upon legal defeasance or satisfaction and discharge of the Notes as provided below under the captions “— Legal Defeasance and Covenant Defeasance” and “— Satisfaction and Discharge”; or

(5)	if such Guarantor is released from the underlying Guarantee of Indebtedness giving rise to the execution of a Subsidiary Guarantee.

The form of the Subsidiary Guarantee and the related form of supplemental Indenture will be attached as exhibits to the Indenture. Notwithstanding the foregoing, if one or both of the Issuers Guarantee Indebtedness incurred by any of their Restricted Subsidiaries, such Guarantee by the Issuers will not require any Restricted Subsidiary to provide a Subsidiary Guarantee for the Notes.

Dividend and Other Payment Restrictions Affecting Subsidiaries

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1)	pay dividends or make any other distributions on its Capital Stock to Suburban Propane or any of its Restricted Subsidiaries, or with respect to any other interest or participation in, or measured by, its profits, or pay any indebtedness owed to Suburban Propane or any of its Restricted Subsidiaries;

(2)	make loans or advances to Suburban Propane or any of its Restricted Subsidiaries; or

(3)	transfer any of its properties or assets to Suburban Propane or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of:

(1)	agreements governing Existing Indebtedness and Credit Facilities as in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of the Indenture;

(2)	the Indenture and the Notes and any exchange notes issued pursuant to the Registration Rights Agreement;

(3)	restrictions in other Indebtedness incurred in compliance with the covenant described under “— Incurrence of Indebtedness and Issuance of Preferred Stock”; provided such restrictions, taken as a whole, are not materially more restrictive than those contained in the agreements described above;

(4)	applicable law, rule, regulation or order;

(5)	customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(6)	purchase money obligations for property acquired in the ordinary course of business and Capital Lease Obligations or mortgage financings that impose restrictions on the property purchased or leased of the nature described in clause (3) of the preceding paragraph;

(7)	any agreement or instrument governing Acquired Debt, which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the properties or assets of the Person so acquired;

(8)	any agreement for the sale or other disposition of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending the sale or other disposition;

(9)	Liens permitted to be incurred under the provisions of the covenant described above under the caption “— Liens” that limit the right of the debtor to dispose of the assets subject to such Liens;

(10)	provisions limiting the disposition or distribution of assets or property in joint venture agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements entered into with the approval of Suburban Propane’s Board of Supervisors, which limitation is applicable only to the assets that are the subject of such agreements;

(11)	restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(12)	any instrument governing Indebtedness of a subsidiary subject to the U.S. Federal Energy Regulatory Commission.

Merger, Consolidation or Sale of Assets

Suburban Propane may not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not Suburban Propane is the surviving entity); or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties or assets of Suburban Propane and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person; unless:

(1)

either: (a) Suburban Propane is the surviving entity; or (b) the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or to which such sale, assignment, transfer, conveyance or other disposition has been made is a corporation, partnership or limited liability company organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2)	the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane) or the Person to which such sale, assignment, transfer, conveyance or other disposition has been made assumes all the obligations of Suburban Propane under the Notes, the Indenture and the Registration Rights Agreement pursuant to agreements reasonably satisfactory to the trustee;

(3)	immediately after such transaction, no Default or Event of Default exists; and

(4)	Suburban Propane or the Person formed by or surviving any such consolidation or merger (if other than Suburban Propane), or to which such sale, assignment, transfer, conveyance or other disposition has been made will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “— Incurrence of Indebtedness and Issuance of Preferred Stock.”

If Suburban Propane engages in a merger, consolidation or sale of assets in accordance with the provisions described above, Suburban Propane or the Person formed by or surviving such transaction will comply with the covenant set forth under the caption “— Existence of Corporate Co-Issuer.” The Indenture also provides that Finance Corp. may not (1) consolidate or merge with or into another Person (whether or not Finance Corp. is the surviving corporation), or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets to another entity, except under conditions similar to those described above; provided that the Person formed by or surviving any such consolidation or merger with Finance Corp. must be a corporation organized under the laws of the United States, any state of the United States or the District of Columbia.

In addition, the Issuers may not, directly or indirectly, lease all or substantially all of their properties or assets, in one or more related transactions, to any other Person. This “Merger, Consolidation or Sale of Assets” covenant will not apply to:

(a)	a merger of Suburban Propane with an Affiliate solely for the purpose of re-forming Suburban Propane in another jurisdiction; and

(b)	any sale, transfer, assignment, conveyance, lease or other disposition of assets between or among Suburban Propane and its Restricted Subsidiaries.

In addition, the Indenture provides that Suburban Propane may reorganize as a corporation in accordance with the procedures established in the Indenture; provided that Suburban Propane shall have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that such reorganization is not adverse to holders of the Notes (it being agreed that such reorganization shall not be deemed adverse to the holders of the Notes solely because (i) of the accrual of deferred tax liabilities resulting from such reorganization or (ii) the successor or surviving corporation (a) is subject to income tax as a corporate entity or (b) is considered to be an “includible corporation” of an affiliated group of corporations within the meaning of the Code or any similar state or local law) and certain other conditions are satisfied.

Transactions with Affiliates

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate of Suburban Propane (each, an “Affiliate Transaction”), unless:

(1)	the Affiliate Transaction is on terms that are substantially as favorable, taken as a whole, to Suburban Propane or the relevant Restricted Subsidiary as would be obtainable in a comparable transaction by Suburban Propane or such Restricted Subsidiary with an unrelated Person; and

(2)	Suburban Propane delivers to the trustee, with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $25.0 million, a resolution of the Board of Supervisors set forth in an officers’ certificate certifying that such Affiliate Transaction complies with this covenant and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Supervisors.

The following items will not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1)	any employment or compensation agreement (including grants of equity awards), employee benefit plan, officer and director indemnification agreement or insurance or any similar arrangement entered into by Suburban Propane or any of its Restricted Subsidiaries in the ordinary course of business;

(2)	transactions between or among Suburban Propane and/or its Restricted Subsidiaries;

(3)	transactions with a Person (other than an Unrestricted Subsidiary of Suburban Propane) that is an Affiliate of Suburban Propane solely because Suburban Propane owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(4)	payment of supervisors’ or directors’ fees and compensation to Persons who are not otherwise Affiliates of Suburban Propane;

(5)	any issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane to Affiliates of Suburban Propane;

(6)	Restricted Payments that do not violate the provisions of the Indenture described above under the caption “— Restricted Payments”;

(7)	loans or advances to employees, directors or officers in the ordinary course of business not to exceed $2.0 million in the aggregate at any one time outstanding plus advances of out-of pocket expenses in the ordinary course of business;

(8)	any Affiliate Transaction which constitutes a Permitted Investment;

(9)	any arm’s-length transaction with a non-Affiliate that becomes an Affiliate as a result of such transaction; and

(10)	the payment of expenses and indemnification or contribution obligations of any Person pursuant to our partnership agreement or the partnership agreement of the Operating Partnership, in each case as in effect on the date of the Indenture.

Business Activities

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to Suburban Propane and its Restricted Subsidiaries taken as a whole.

Existence of Corporate Co-Issuer

Suburban Propane will always maintain, directly or indirectly, a wholly-owned Restricted Subsidiary of Suburban Propane organized as a corporation under the laws of the United States of America, any state thereof or the District of Columbia that will serve as a co-obligor of the Notes unless Suburban Propane is itself a corporation under the laws of the United States of America, any state thereof or the District of Columbia.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Supervisors of Suburban Propane may designate any of its Restricted Subsidiaries, other than the Operating Partnership or Finance Corp., to be an Unrestricted Subsidiary if that designation would not cause a Default. That designation will only be permitted if the Investment would be permitted at that time and if the Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. The Board of Supervisors may redesignate any Unrestricted Subsidiary to be a Restricted Subsidiary if that redesignation would not cause a Default.

Any designation of a Subsidiary of Suburban Propane as an Unrestricted Subsidiary will be evidenced to the trustee by filing with the trustee a certified copy of the Board Resolution giving effect to such designation and an officers’ certificate certifying that such designation complied with the preceding conditions. If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it will thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary will be deemed to be incurred by a Restricted Subsidiary of Suburban Propane as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” Suburban Propane will be in default of such covenant. The Board of Supervisors of Suburban Propane may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation will be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Suburban Propane of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation will only be permitted if (1) such Indebtedness is permitted under the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period; and (2) no Default or Event of Default would be in existence following such designation.

Payments for Consent

Suburban Propane will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid and is paid to all holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission’s rules and regulations, so long as any Notes are outstanding, the Issuers will furnish to the holders of Notes and the trustee, within the time periods specified in the Commission’s rules and regulations:

(1)	all quarterly and annual reports that would be required to be filed with the Commission on Forms 10-Q and 10-K if the Issuers were required to file such reports; and

(2)	all current reports that would be required to be filed with the Commission on Form 8-K if the Issuers were required to file such reports.

The Issuers shall be deemed to have furnished such reports to the trustee and the holders of Notes if the Issuers have filed such information or reports with the Commission via the EDGAR filing system and such information or reports are publicly available.

All such reports will be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K will include a report on the Issuers’ consolidated financial statements by the Issuers’ certified independent accountants. In addition, the Issuers will file a copy of each of the reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the rules and regulations applicable to such reports (unless the Commission will not accept such a filing) and will post the reports, or links to such reports, on Suburban Propane’s website within those time periods.

If, at any time, either or both of the Issuers are no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Issuers will nevertheless continue filing the reports specified in the preceding paragraph with the Commission within the time periods specified above unless the Commission will not accept such a filing. The Issuers agree that they will not take any action for the purpose of causing the Commission not to accept any such filings. If, notwithstanding the foregoing, the Commission will not accept the Issuers’ filings for any reason, the Issuers will post the reports referred to in the preceding paragraph on Suburban Propane’s website within the time periods that would apply if the Issuers were required to file those reports with the Commission.

If Suburban Propane has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraph will include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in Management’s Discussion and Analysis of Financial Condition and Results of Operations, of the financial condition and results of operations of Suburban Propane and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of Suburban Propane.

In addition, Suburban Propane agrees that, for so long as any Notes remain outstanding, at any time it is not required to file the reports required by the preceding paragraphs with the Commission, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Events of Default and Remedies

Each of the following is an Event of Default with respect to each series of Notes:

(1)	default for 30 days in the payment when due of interest, on the Notes of that series;

(2)	default in payment when due of the principal of, or premium, if any, on the Notes of that series;

(3)	failure by Suburban Propane for 90 days after notice to comply with the provisions described under “— Reports;”

(4)	failure by Suburban Propane or any of its Restricted Subsidiaries to comply with any other term, covenant or agreement contained in the Notes of that series or the Indenture, other than a default specified in either clause (1), (2) or (3) above, and the default continues for a period of 60 days after written notice of default requiring the Issuers to remedy the same is given to Suburban Propane by the trustee or by holders of 25% in aggregate principal amount of the Notes of any particular series then outstanding;

(5)	the failure to pay principal of, or interest or premium, if any, when due, on any Indebtedness of Suburban Propane or any Restricted Subsidiary of Suburban Propane (giving effect to any applicable grace periods and any extensions thereof), or the acceleration of the final stated maturity of any such Indebtedness if the aggregate principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal of, or interest or premium, if any, or which has been accelerated, aggregates $20.0 million or more at any time;

(6)	a final judgment or judgments, which is or are non-appealable and non-reviewable or which has or have not been stayed pending appeal or review or as to which all rights to appeal or review have expired or been exhausted, shall be rendered against Suburban Propane or any of its Restricted Subsidiaries; provided such judgment or judgments requires or require the payment of money in excess of $20.0 million in the aggregate and is not covered by insurance or discharged or stayed pending appeal or review within 60 days after entry of such judgment; and

(7)	certain events of bankruptcy or insolvency described in the Indenture with respect to Suburban Propane, Finance Corp., any Significant Subsidiary of Suburban Propane or any group of Restricted Subsidiaries of Suburban Propane that, taken together, would constitute a Significant Subsidiary of Suburban Propane.

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Suburban Propane, Finance Corp. or any Significant Subsidiary of Suburban Propane or any group of Restricted Subsidiaries of Suburban Propane that, taken together, would constitute a Significant Subsidiary of Suburban Propane, all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the trustee or the holders of at least 25% in principal amount of the outstanding Notes of the applicable series may declare all the Notes of that series to be due and payable immediately.

Subject to certain limitations, holders of a majority in principal amount of the Notes with respect to each series of Notes may direct the trustee in its exercise of any trust or power. The trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default if it determines that withholding notice is in their interest, except a Default or Event of Default relating to the payment of principal or interest.

Subject to the provisions of the Indenture relating to the duties of the trustee, in case an Event of Default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the Indenture at the request or direction of any holders of each series of Notes unless such holders have offered to the trustee indemnity or security satisfactory to the trustee against any loss, liability or expense.

Except to enforce the right to receive payment of principal, premium (if any), when due, no holder of any Note may pursue any remedy with respect to the Indenture or a series of Notes unless:

(1)	such holder has previously given the trustee notice that an Event of Default is continuing;

(2)	holders of at least 25% in aggregate principal amount of the applicable series of Notes have requested the trustee to pursue the remedy;

(3)	such holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

(4)	the trustee has not complied with such request within 60 days after the receipt thereof and the offer of security or indemnity; and

(5)	holders of a majority in aggregate principal amount of the applicable series of Notes have not given the trustee a direction inconsistent with such request within such 60-day period.

The holders of a majority in aggregate principal amount of a series of Notes then outstanding by notice to the trustee may, on behalf of the holders of such series of Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the applicable series of Notes.

The Issuers are required to deliver to the trustee annually a statement regarding compliance with the Indenture. Upon becoming aware of any Default or Event of Default, the Issuers are required to deliver to the trustee a statement specifying such Default or Event of Default.

No Personal Liability of Limited Partners, Directors, Officers, Employees and Unitholders

No past, present or future limited partner, director, officer, employee, incorporator, unitholder, stockholder or Affiliate of the Issuers, as such, will have any liability for any obligations of the Issuers under the Notes, the Indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Non-Recourse

The Issuers’ obligations under the Indenture are payable only out of their cash flow and assets. The Issuers’ obligations under the Indenture are non-recourse to (i) the limited partners of Suburban Propane (ii) the Operating Partnership and its subsidiaries and (iii) the General Partner. The trustee has, and each holder of a Note, by accepting a Note, is deemed to have, agreed in the Indenture that the limited partners, the Operating Partnership and its subsidiaries, as well as the General Partner will not be liable for any of our obligations under the Indenture.

Legal Defeasance and Covenant Defeasance

The Issuers may, at their option and at any time, elect to have all of their obligations discharged with respect to any series of Notes (“Legal Defeasance”) except for:

(1)	the rights of holders of such series of Notes to receive payments in respect of the principal of, or interest or premium on such series of Notes when such payments are due from the trust referred to below;

(2)	the Issuers’ obligations with respect to such series of Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3)	the rights, powers, trusts, duties and immunities of the trustee, and the Issuers’ obligations in connection therewith; and

(4)	the Legal Defeasance provisions of the Indenture.

In addition, the Issuers may, at their option and at any time, elect to have the obligations of the Issuers released with respect to certain covenants (including their obligation to make Change of Control Offers and Asset Sale Offers) that are described in the Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants will not constitute a Default or Event of Default with respect to any series of Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default and Remedies” will no longer constitute an Event of Default with respect to such series of Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance with respect to any series of Notes:

(1)	the Issuers must irrevocably deposit with the trustee, in trust, for the benefit of the holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, and interest and premium, if any, on the Notes of such series on the Stated Maturity or on the applicable redemption date, as the case may be, and the Issuers must specify whether the such Notes are being defeased to maturity or to a particular redemption date;

(2)	in the case of Legal Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that (a) the Issuers have received from, or there has been published by, the IRS a ruling or (b) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel will confirm that, the holders of the applicable series of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3)	in the case of Covenant Defeasance, the Issuers have delivered to the trustee an opinion of counsel reasonably acceptable to the trustee confirming that the holders of the applicable series of Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4)	no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit and the grant of any Lien securing such borrowing);

(5)	such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than the Indenture) to which Suburban Propane or any of its Subsidiaries is a party or by which Suburban Propane or any of its Subsidiaries is bound;

(6)	the Issuers must deliver to the trustee an officers’ certificate stating that the deposit was not made by the Issuers with the intent of preferring the holders of the applicable series of Notes over the other creditors of the Issuers with the intent of defeating, hindering, delaying or defrauding creditors of the Issuers or others;

(7)	the Issuers must deliver to the trustee an officers’ certificate and an opinion of counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with; and

(8)	the Issuers shall have delivered to the trustee an opinion of counsel to the effect that, assuming no intervening bankruptcy of the Issuers between the date of deposit and the 91st day following the date of deposit and that no holder of the applicable series of Notes is an insider of either of the Issuers, after the 91st day following the date of deposit, the trust funds will not be subject to the effect of any applicable federal bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally.

Notwithstanding the foregoing, the opinion of counsel required by clause (2) above with respect to a Legal Defeasance need not be delivered if all Notes not theretofore delivered to the trustee for cancellation (1) have become due and payable or (2) will become due and payable on the maturity date within one year, or are to be called for redemption within one year, under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers.

Amendment, Supplement and Waiver

Except as provided in the next two succeeding paragraphs, the Indenture or the Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Notes then outstanding of the affected series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, such affected Notes), and any existing default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the Notes of the affected series (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of each holder of Notes affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting holder):

(1)	reduce the principal amount of Notes whose holders must consent to an amendment, supplement or waiver;

(2)	reduce the principal of or change the fixed maturity of any Note;

(3)	(x) reduce the rate of or change the time for payment of interest on any Note or (y) modify the obligations of the Issuers to make Asset Sale Offers or Change of Control Offers if such modification was made after the occurrence of such Asset Sale or Change of Control;

(4)	waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on, the Notes (except a rescission of acceleration of the Notes by the holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5)	make any Note payable in money other than that stated in the Notes;

(6)	make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7)	waive a redemption payment with respect to any Note (other than a payment required by one of the covenants described above under the caption “— Repurchase at the Option of Holders”); or

(8)	make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any holder of Notes, the Issuers and the trustee may amend or supplement the Indenture or the Notes:

(1)	to cure any ambiguity, defect or inconsistency;

(2)	to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3)	to provide for the assumption of the Issuers’ obligations to holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Issuers’ assets;

(4)	to make any change that would provide any additional rights or benefits to the holders of Notes or that does not adversely affect the legal rights under the Indenture of any such holder;

(5)	to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

(6)	to conform the text of the Indenture or the Notes to any provision of this Description of the Notes, as amended and supplemented by the Amendment and Supplement to the Offer to Exchange dated July 6, 2012, to the extent that such provision in this “Description of the Notes” as so amended and supplemented was intended to be a verbatim recitation of a provision of the Indenture or the Notes;

(7)	to provide for the issuance of the exchange notes pursuant to the registration rights agreement and the additional Notes in accordance with the limitations set forth in the Indenture as of its date; or

(8)	to add collateral to secure the Notes or to add Guarantees of the Issuers’ obligations under the Notes.

Satisfaction and Discharge

The Indenture will be discharged with respect to any series of Notes and will cease to be of further effect as to all series of Notes issued thereunder, when:

(1)	either:

(a)	all Notes of such series that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Issuers, have been delivered to the trustee for cancellation; or

(b)

all Notes such series that have not been delivered to the trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or will become due and payable within one year, or are to be called for redemption within one year under arrangements reasonably satisfactory to the trustee for the giving of notice of redemption by the trustee in the name, and at the expense, of the Issuers, and the Issuers have irrevocably deposited or caused to be deposited with the trustee as trust funds in trust solely for the benefit of the holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as will be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes of such series not delivered to the trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption;

(2)	no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuers are a party or by which the Issuers are bound;

(3)	the Issuers have paid or caused to be paid all sums payable by them under the Indenture with respect to such series; and

(4)	the Issuers have delivered irrevocable instructions to the trustee under the Indenture to apply the deposited money toward the payment of the Notes of such series at maturity or the redemption date, as the case may be.

In addition, the Issuers must deliver an officers’ certificate and an opinion of counsel to the trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the trustee becomes a creditor of the Issuers, the Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue (if the Indenture has been qualified under the Trust Indenture Act) or resign.

The holders of a majority in principal amount of the Notes of a particular series will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any holder of Notes, unless such holder has offered to the trustee security and indemnity satisfactory to it against any loss, liability or expense.

Additional Information

Any holder of the Notes or prospective investor may obtain a copy of the Indenture without charge by writing to Suburban Propane Partners, L.P., One Suburban Plaza, 240 Route 10 West, Whippany, NJ 07981, Attention: Investor Relations.

Certain Definitions

Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1)	Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person; and

(2)	Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person will be deemed to be control. A Person shall not be deemed an “Affiliate” of Suburban Propane or any of its Restricted Subsidiaries solely as a result of such Person being a joint venture partner of Suburban Propane or any of its Restricted Subsidiaries. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative.

“Asset Acquisition” means the following:

an Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in any other Person pursuant to which the Person shall become a Restricted Subsidiary of Suburban Propane, or shall be merged with or into Suburban Propane or any Restricted Subsidiary of Suburban Propane;

(1)	the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of the assets of any Person, other than a Restricted Subsidiary of Suburban Propane, which constitute all or substantially all of the assets of such Person; or

(2)	the acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of any division or line of business of any Person, other than a Restricted Subsidiary of Suburban Propane.

“Asset Sale” means:

(1)	the sale, lease, conveyance or other disposition of any assets or rights; provided that the sale, conveyance or other disposition of all or substantially all of the assets of Suburban Propane and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption “— Repurchase at the Option of Holders — Change of Control” and/or the provisions described above under the caption “— Certain Covenants-Merger, Consolidation or Sale of Assets” and not by the provisions of the Asset Sale covenant; and

(2)	the issuance of Equity Interests in any of Suburban Propane’s Restricted Subsidiaries or the sale of Equity Interests in any of its Restricted Subsidiaries.

Notwithstanding the preceding, none of the following items will be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $20.0 million;

(2)	a transfer of assets between or among Suburban Propane and its Restricted Subsidiaries;

(3)	an issuance or sale of Equity Interests by a Restricted Subsidiary of Suburban Propane to Suburban Propane or to a Restricted Subsidiary of Suburban Propane;

(4)	the sale, lease or other disposition of inventory, products, services, accounts receivable or other current assets in the ordinary course of business and any sale or other disposition of damaged, worn-out or obsolete assets in the ordinary course of business;

(5)	the good faith surrender or waiver of contract rights or the settlement, release or surrender of claims of any kind, not to exceed the Fair Market Value of $20.0 million in the aggregate from the date of the Indenture;

(6)	the sale or other disposition of cash or Cash Equivalents or the termination or close-out of Hedging Obligations; and

(7)	a Restricted Payment that does not violate the covenant described above under the caption “— Certain Covenants-Restricted Payments” or a Permitted Investment.

“Asset Sale Offer” has the meaning assigned to that term in the Indenture governing the Notes.

“Attributable Debt” in respect of a sale and leaseback transaction means, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction including any period for which such lease has been extended or may, at the option of the lessor, be extended. Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP; provided, however, that if such sale and leaseback transaction results in a Capital Lease Obligation, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease Obligation.”

“Available Cash” as to any quarter means:

(1)	the sum of:

(a)	all cash receipts of Suburban Propane during such quarter from all sources other than Asset Sales (including, without limitation, distributions of cash received from the Operating Partnership and cash proceeds received by or distributed to Suburban Propane from Interim Capital Transactions, but excluding cash proceeds from Termination Capital Transactions); and

(b)	any reduction with respect to such quarter in a cash reserve previously established pursuant to clause (2)(b) below (either by reversal or utilization) from the level of such reserve at the end of the prior quarter;

(2)	less the sum of:

(a)	all cash disbursements of Suburban Propane during such quarter, including, without limitation, disbursements for operating expenses, taxes, if any, debt service (including, without limitation, the payment of principal, premium and interest), redemption of Capital Stock of Suburban Propane (including Common Units), capital expenditures, contributions, if any, to the Operating Partnership and cash distributions to partners of Suburban Propane; and

(b)	any cash reserves established with respect to such quarter, and any increase with respect to such quarter in a cash reserve previously established pursuant to this clause (2)(b) from the level of such reserve at the end of the prior quarter, in such amounts as the general partner of Suburban Propane determines in its reasonable discretion to be necessary or appropriate (i) to provide for the proper conduct of the business of Suburban Propane or the Operating Partnership (including, without limitation, reserves for future capital expenditures), (ii) to provide funds for distributions with respect to Capital Stock of Suburban Propane in respect of any one or more of the next four quarters or (iii) because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which Suburban Propane is a party or by which it is bound or its assets are subject;

(3)	plus the aggregate maximum amount of working capital Indebtedness available to Suburban Propane or its Restricted Subsidiaries under Credit Facilities on the date of such Restricted Payment.

Notwithstanding the foregoing, “Available Cash” shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established in each case after the date of liquidation of Suburban Propane. Taxes paid by Suburban Propane on behalf of, or amounts withheld with respect to, all or less than all of the partners shall not be considered cash disbursements of Suburban Propane that reduce Available Cash, but the payment or withholding thereof shall be deemed to be a distribution of Available Cash to the partners. Alternatively, in the discretion of the Board of Supervisors of Suburban Propane, such taxes (if pertaining to all partners) may be considered to be cash disbursements of Suburban Propane which reduce Available Cash, but the payment or withholding thereof shall not be deemed to be a distribution of Available Cash to such partners.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Supervisors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of the general partner of the partnership; provided that in the case of Suburban Propane, it means the board of supervisors of Suburban Propane;

(3)	with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, as of any date, an amount equal to:

(1)	90% of the face amount of all accounts receivable (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date that were not more than 60 days past due; plus

(2)	70% of the book value of all inventory (net of reserves) owned by Suburban Propane and its Restricted Subsidiaries as of the end of the most recent fiscal quarter preceding such date.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited), membership interests, units, incentive distribution rights or any similar equity right to distributions; and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, but excluding from all of the foregoing any debt securities convertible into Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars;

(2)	securities issued or directly and fully Guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within one year from the date of acquisition thereof and having as at such date the highest rating obtainable from either S&P and its successors or Moody’s and its successors;

(4)	commercial paper having one of the two highest ratings obtainable from S&P or Moody’s and in each case maturing within 270 days after the date of creation;

(5)	certificates of deposit maturing one year or less from the date of acquisition thereof issued by commercial banks incorporated under the laws of the United States or any state thereof or the District of Columbia or Canada:

(a)	the commercial paper or other short term unsecured debt obligations of which are as at such date rated either “A-2” or better (or comparably if the rating system is changed) by S&P or “Prime-2” or better (or comparably if the rating system is changed) by Moody’s; and

(b)	the long-term debt obligations of which are, as at such date, rated either “A” or better (or comparably if the rating system is changed) by either S&P or Moody’s (such commercial banks, “Permitted Banks”);

(6)	eurodollar time deposits having a maturity of less than 270 days from the date of acquisition thereof purchased directly from any Permitted Bank;

(7)	bankers’ acceptances eligible for rediscount under requirements of the Board of Governors of the Federal Reserve System and accepted by Permitted Banks;

(8)	obligations of the type described in clauses (1) through (7) above purchased from a securities dealer designated as a “primary dealer” by the Federal Reserve Bank of New York or from a Permitted Bank as counterparty to a written repurchase agreement obligating such counterparty to repurchase such obligations not later than 14 days after the purchase thereof and which provides that the obligations which are the subject thereof are held for the benefit of Suburban Propane or one of its Restricted Subsidiaries by a custodian which is a Permitted Bank and which is not a counterparty to the repurchase agreement in question; and

(9)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (8) of this definition.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of Suburban Propane and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(2)	the adoption of a plan relating to the liquidation or dissolution of Suburban Propane or its general partner;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as defined above), becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the general partner of Suburban Propane, measured by voting power rather than number of units or shares, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(4)	Suburban Energy Services Group LLC ceases to be the general partner of Suburban Propane, which occurrence is followed by a Rating Decline within 90 days thereof;

(5)	Suburban Propane consolidates with, or merges with or into, any Person (other than the Principals and their Related Parties), or any Person (other than the Principals and their Related Parties) consolidates with, or merges with or into, Suburban Propane, other than any such transaction where the Voting Stock of Suburban Propane outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting, a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance), which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction;

(6)	the first day on which a majority of the members of the Board of Supervisors of Suburban Propane are not Continuing Directors, which occurrence is followed by a Rating Decline within 90 days of the consummation of such transaction; and

(7)	the first day on which Suburban Propane fails to own, directly or indirectly, 100% of the issued and outstanding Equity Interests of Finance Corp.

“Change of Control Offer” has the meaning assigned to it in the Indenture governing the Notes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time and the rules and regulations promulgated thereunder from time to time.

“Commission” means the Securities and Exchange Commission.

“Common Units” means the units representing limited partner interests of Suburban Propane, having the rights and obligations specified with respect to common units of Suburban Propane.

“Consolidated Cash Flow Available for Fixed Charges” means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum of, without duplication, the following amounts for that period, taken as single accounting period:

(1)	Consolidated Net Income;

(2)	Consolidated Non-Cash Charges (to the extent Consolidated Net Income was reduced thereby);

(3)	Consolidated Interest Expense (to the extent Consolidated Net Income was reduced thereby); and

(4)	Consolidated Income Tax Expense (to the extent Consolidated Net Income was reduced thereby).

“Consolidated Fixed Charge Coverage Ratio” means, with respect to Suburban Propane and its Restricted Subsidiaries, the ratio of (a) the aggregate amount of Consolidated Cash Flow Available for Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the four full fiscal quarters for which internal financial statements are available immediately preceding the date of the transaction (the “Transaction Date”) giving rise to the need to calculate the Consolidated Fixed Charge Coverage Ratio (the “Four Quarter Period”), to (b) the aggregate amount of Consolidated Fixed Charges of Suburban Propane and its Restricted Subsidiaries for the Four Quarter Period. In addition to and without limitation of the foregoing, for purposes of this definition, “Consolidated Cash Flow Available for Fixed Charges” and “Consolidated Fixed Charges” shall be calculated after giving effect on a pro forma basis (in accordance with Regulation S-X under the Securities Act) for the period of the calculation to, without duplication:

(1)	the incurrence or repayment of any Indebtedness, Disqualified Stock or Preferred Stock, excluding revolving credit borrowings and repayments of revolving credit borrowings (other than any revolving credit borrowings the proceeds of which are used for Asset Acquisitions or Growth Related Capital Expenditures of Suburban Propane or any of its Restricted Subsidiaries and in the case of any incurrence, the application of the net proceeds thereof) during the period commencing on the first day of the Four Quarter Period to and including the Transaction Date (the “Reference Period”), including, without limitation, the incurrence of the Indebtedness giving rise to the need to make the calculation (and the application of the net proceeds thereof), as if the incurrence (and application) occurred on the first day of the Reference Period; and

(2)	any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make the calculation as a result of Suburban Propane or one of its Restricted Subsidiaries, including any Person who becomes a Restricted Subsidiary as a result of the Asset Acquisition, incurring, assuming or otherwise being liable for Acquired Debt) occurring during the Reference Period, as if the Asset Sale or Asset Acquisition occurred on the first day of the Reference Period; provided, however, that:

(a)	any Person that is a Restricted Subsidiary on the Transaction Date will be deemed to have been a Restricted Subsidiary at all times during the Reference Period; and

(b)	any Person that is an Unrestricted Subsidiary on the Transaction Date will be deemed to have been an Unrestricted Subsidiary at all times during the Reference Period.

Furthermore, subject to the following paragraph, in calculating “Consolidated Fixed Charges” for purposes of determining the “Consolidated Fixed Charge Coverage Ratio”:

(1)	interest on outstanding Indebtedness, other than Indebtedness referred to in clause (2) below, determined on a fluctuating basis as of the Transaction Date and that will continue to be so determined thereafter shall be deemed to have accrued at a fixed rate per annum equal to the rate of interest on such Indebtedness in effect on that date;

(2)	with respect to Indebtedness incurred in accordance with clause (1) of the definition of Permitted Debt, only actual interest payments associated with such Indebtedness during the Four Quarter Period shall be included in the calculation; and

(3)	if interest on any Indebtedness actually incurred on the Transaction Date may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rates, then the interest rate in effect on the Transaction Date will be deemed to have been in effect during the period.

“Consolidated Fixed Charges” means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of the following amounts for that period, taken as a single accounting period:

Consolidated Interest Expense; and

(1)	the product of:

(a)	the aggregate amount of distributions and other dividends or payments paid in cash (other than to Suburban Propane or its Restricted Subsidiaries) during the period in respect of Preferred Stock and Disqualified Stock of Suburban Propane and its Restricted Subsidiaries on a consolidated basis; and

(b)	a fraction, the numerator of which is one and the denominator of which is one less the then applicable current combined federal, state and local statutory tax rate, expressed as a percentage.

“Consolidated Income Tax Expense” means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the provision for federal, state, local and foreign income taxes of Suburban Propane and its Restricted Subsidiaries for the period as determined on a consolidated basis in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the aggregate interest expense of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, including, without limitation or duplication:

(1)	any amortization of debt discount;

(2)	the net cost under interest rate agreements described in clauses (1) and (2) of the definition of Hedging Obligations;

(3)	the interest portion of any deferred payment obligation;

(4)	all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing;

(5)	all accrued interest for all instruments evidencing Indebtedness;

(6)	the interest component of Capital Lease Obligations paid or accrued or scheduled to be paid or accrued by Suburban Propane and its Restricted Subsidiaries during the period;

(7)	the consolidated interest that was capitalized during such period; and

(8)	any interest accruing on Indebtedness of another Person that is Guaranteed by Suburban Propane or one of its Restricted Subsidiaries or secured by a Lien on assets of Suburban Propane or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon.

“Consolidated Net Income” means, for any period, the net income of Suburban Propane and its Restricted Subsidiaries for that period, determined on a consolidated basis in accordance with GAAP, and as adjusted to exclude:

(1)	net after-tax extraordinary gains or losses;

(2)	net after-tax gains or losses attributable to Asset Sales;

(3)	the net income or loss of any Person that is not a Restricted Subsidiary and which is accounted for by the equity method of accounting; provided that Consolidated Net Income shall include the amount of dividends or distributions actually paid to Suburban Propane or any Restricted Subsidiary;

(4)	the net income of any Restricted Subsidiary to the extent that dividends or distributions of that net income are not at the date of determination permitted by the terms of any agreement, instrument, charter or any judgment, decree, order, statute, rule or other regulation; and

(5)	the cumulative effect of any changes in accounting principles.

“Consolidated Non-Cash Charges” means, with respect to Suburban Propane and its Restricted Subsidiaries for any period, the sum, without duplication, of: (1) depreciation, (2) amortization, (3) non-cash employee compensation expenses and (4) any other non-cash charges, in each case to the extent that the Consolidated Net Income of Suburban Propane for that period was reduced thereby.

“Continuing Directors” means, as of any date of determination, any member of the Board of Supervisors of Suburban Propane who:

(1)	was a member of such Board of Supervisors on the date of the Indenture;

(2)	was appointed by the unitholders of Suburban Propane in accordance with the provisions of Suburban Propane’s partnership agreement as in effect on the date of the Indenture; or

(3)	was nominated for election or elected to such Board of Supervisors with the approval of a majority of the Continuing Directors who were not appointed by the unitholders of Suburban Propane and who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain amended and restated credit agreement, dated as of January 5, 2012, among the Operating Partnership, as borrower, Suburban Propane, as parent, and the lenders or agents party thereto from time to time, as amended, restated, modified, renewed, refunded, replaced or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, the Credit Agreement), indentures or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, notes, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, in whole or in part, from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which any series of Notes mature. Notwithstanding the preceding sentence, (1) any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Suburban Propane to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale will not constitute Disqualified Stock if the terms of such Capital Stock provide that Suburban Propane may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “— Certain Covenants — Restricted Payments” and (2) any Capital Stock issued pursuant to any plan for the benefit of one or more employees will not constitute Disqualified Stock solely because it may be required to be repurchased by Suburban Propane in order to satisfy applicable contractual, statutory or regulatory obligations. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of the Indenture will be the maximum amount that Suburban Propane and its Restricted Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Equity Offering” means any public or private offer and sale of Common Units of Suburban Propane.

“Existing Indebtedness” means Indebtedness of Suburban Propane and its Restricted Subsidiaries in existence on the date of the Indenture.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Supervisors of Suburban Propane.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, as in effect on the Issue Date.

“General Partner” means Suburban Energy Services Group LLC, a Delaware limited liability company, as the general partner of Suburban Propane.

“Government Securities” means direct obligations of, or obligations Guaranteed by, the United States of America (including any agency or instrumentality thereof) for the payment of which obligations or Guarantees the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer’s option.

“Growth Related Capital Expenditures” means, with respect to any Person, all capital expenditures by such Person made to improve or enhance the existing capital assets or to increase the customer base of such Person or to acquire or construct new capital assets (but excluding capital expenditures made to maintain, up to the level thereof that existed at the time of such expenditure, the operating capacity of the capital assets of such Person as such assets existed at the time of such expenditure).

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantor” means any subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the Indenture and its successors and assigns.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates, commodity prices, weather or other risks associated with the business or operations of such Person.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations or Attributable Debt in respect of sale and leaseback transactions;

(5)	representing the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable in the ordinary course of business; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit, Attributable Debt and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person.

“Interim Capital Transactions” means (1) borrowings, refinancings or refunding of Indebtedness and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by Suburban Propane or the Operating Partnership and (2) sales of Capital Stock of Suburban Propane by Suburban Propane or the Operating Partnership, in each case prior to the commencement of the dissolution and liquidation of Suburban Propane.

“Investment Grade Rating” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating categories of Moody’s) and BBB- or better by S&P (or its equivalent under any successor rating categories of S&P) (or, in each case, if such Rating Agency ceases to rate any series of Notes for reasons outside of the control of Suburban Propane, the equivalent investment grade credit rating from any Rating Agency selected by Suburban Propane as a replacement Rating Agency).

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations but excluding Guarantees permitted to be incurred pursuant to clause (9) of the second paragraph of the covenant described under the caption “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Suburban Propane or any Restricted Subsidiary of Suburban Propane sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Suburban Propane such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Suburban Propane, Suburban Propane will be deemed to have made an investment on the date of any such sale or disposition equal to the Fair Market Value of Suburban Propane’s Investments in

such Restricted Subsidiary that were not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” The acquisition by Suburban Propane or any Restricted Subsidiary of Suburban Propane of a Person that holds an Investment in a third Person will be deemed to be an Investment by Suburban Propane or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in the final paragraph of the covenant described above under the caption “— Certain Covenants — Restricted Payments.” Except as otherwise provided in the Indenture, the amount of an Investment will be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto

“Net Proceeds” means the aggregate cash proceeds received by Suburban Propane or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result of the Asset Sale, taxes paid or payable as a result of the Asset Sale, in each case, after taking into account any available tax credits or deductions and any tax sharing arrangements, amounts required to be applied to the repayment of Indebtedness secured by a Lien on such asset or assets and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither Suburban Propane nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable as a guarantor or otherwise, or (c) constitutes the lender;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3)	as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of Suburban Propane or any of its Restricted Subsidiaries.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Operating Partnership” means Suburban Propane, L.P., a Delaware limited partnership and a direct Subsidiary of Suburban Propane.

“Permitted Business” means any business that is the same as or related, ancillary or complementary to any of the businesses of Suburban Propane or any of its Restricted Subsidiaries as conducted as of the date of the Indenture or is otherwise related to the energy business.

“Permitted Business Investments” means any Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in any Unrestricted Subsidiary of Suburban Propane or in a joint venture, provided that:

(1)	at the time of such Investment and immediately thereafter, Suburban Propane could incur $1.00 of additional Indebtedness under the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” above;

(2)	if such Unrestricted Subsidiary or joint venture has outstanding Indebtedness at the time of such Investment, either (a) all such Indebtedness is Non-Recourse Debt or (b) any such Indebtedness of such Unrestricted Subsidiary or joint venture that is recourse to the Suburban Propane or any of its Restricted Subsidiaries (which shall include, without limitation, all Indebtedness of such Unrestricted Subsidiary or joint venture for which the Suburban Propane or any of its Restricted Subsidiaries may be directly or indirectly, contingently or otherwise, obligated to pay, whether pursuant to the terms of such Indebtedness, by law or pursuant to any Guarantee, including, without limitation, any “claw-back,” “make-well” or “keep-well” arrangement) could, at the time such Investment is made, be incurred at that time by the Suburban Propane and its Restricted Subsidiaries under the Consolidated Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described under “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(3)	such Unrestricted Subsidiary’s or joint venture’s activities are not outside the scope of the Permitted Business.

“Permitted Investments” means:

(1)	any Investment in Suburban Propane or in a Restricted Subsidiary of Suburban Propane;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by Suburban Propane or any Restricted Subsidiary of Suburban Propane in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of Suburban Propane; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Suburban Propane or a Restricted Subsidiary of Suburban Propane;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “— Repurchase at the Option of Holders — Asset Sales”;

(5)	any acquisition of assets or Capital Stock to the extent made in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Suburban Propane;

(6)	any Investments received in compromise or resolution of (A) obligations of trade creditors or customers that were incurred in the ordinary course of business of Suburban Propane or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (B) litigation, arbitration or other disputes;

(7)	Investments represented by non-speculative Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of Suburban Propane or a Restricted Subsidiary of Suburban Propane;

(9)	repurchases of the Notes;

(10)	Permitted Business Investments; and

(11)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (11) that are at the time outstanding, not to exceed $75.0 million.

“Permitted Liens” means:

(1)	Liens on assets of Suburban Propane securing Indebtedness and other Obligations under Credit Facilities and Existing Indebtedness that was permitted by the terms of the Indenture to be incurred and/or securing non-speculative Hedging Obligations related thereto;

(2)	Liens in favor of the Issuers;

(3)	Liens on property of a Person existing at the time such Person is merged with or into or consolidated with Suburban Propane; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Suburban Propane;

(4)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by Suburban Propane; provided that such Liens were in existence prior to such acquisition and not incurred in contemplation of such acquisition;

(5)	Liens to secure Indebtedness permitted to be incurred pursuant to clause (11) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock”;

(6)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (4) of the second paragraph of the covenant entitled “— Certain Covenants — Incurrence of Indebtedness and Issuance of Preferred Stock” covering only the assets acquired with or financed by such Indebtedness;

(7)	Liens existing on the date of the Indenture;

(8)	Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor;

(9)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business;

(10)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(11)	Liens created for the benefit of (or to secure) the Notes and any Notes issued in exchange therefore pursuant to the Registration Rights Agreement;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under the Indenture; provided, however, that:

(a)	the new Lien shall be limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Lien (plus improvements and accessions to, such property or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount or, if greater, committed amount, of the Permitted Refinancing Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such refinancings, refunding, extension, renewal or replacement;

(13)	Liens on the equity interests of Unrestricted Subsidiaries or joint ventures granted to secure indebtedness incurred by such Unrestricted Subsidiaries or joint ventures; and

(14)	Liens on pipelines or pipeline facilities that arise by operation of law; and

(15)	Liens securing Hedging Obligations entered into for bona fide hedging purposes and not for the purpose of speculation;

(16)	pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

(17)	deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(18)	(i) any interest or title of a lessor or sublessor under any lease not prohibited by the Indenture (ii) any Lien or restriction to which the interest or title of such lessor or sublessor may be subject, or (iii) any subordination of the interest of the lessee or sublessee under such lease to any Lien or restriction referred to in the preceding clause (ii), so long as the holder of such Lien or restriction agrees to recognize the rights of such lessee or sublessee under such lease;

(19)	licenses, sublicenses, leases or subleases granted to third parties in the ordinary course of business not interfering in any material respect with the ordinary conduct of the business of Suburban Propane or any of its Subsidiaries;

(20)	any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(21)	Liens securing judgments for the payment of money not constituting an Event of Default;

(22)	precautionary UCC-1 financing statement filings by lessors in respect of operating leases, provided that the obligations under such leases do not constitute Indebtedness; and

(23)	Liens incurred in the ordinary course of business of Suburban Propane with respect to obligations that do not exceed $15.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to refund, refinance, replace, defease or discharge other Indebtedness of Suburban Propane or any of its Restricted Subsidiaries; provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest on the Indebtedness and the amount of all fees, expenses and premiums incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3)	if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and

(4)	such Indebtedness is incurred either by the Issuers or by the Restricted Subsidiary that is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“Preferred Stock” as applied to the Capital Stock of any Person, means Capital Stock of any class or classes, however designated, that is preferred as to the payment of distributions or dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Principals” means the Persons owning the Capital Stock of the General Partner as of the date of the Indenture.

“Rating Agency” means (1) each of Moody’s and S&P and (2) if Moody’s or S&P ceases to rate any series of Notes for reasons outside of the control of Suburban Propane, a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act selected by Suburban Propane as a replacement agency for Moody’s or S&P, as the case may be.

“Rating Category” means:

(1)	with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories); and

(2)	with respect to Moody’s, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories).

“Rating Decline” means a decrease in the rating of a series of Notes by either Moody’s or S&P by one or more gradations (including gradations within Rating Categories as well as between Rating Categories). In determining whether the rating of a series of Notes has decreased by one or more gradations, gradations within Rating Categories, namely + or – for S&P, and 1, 2, and 3 for Moody’s, will be taken into account; for example, in the case of S&P, a rating decline either from BB+ to BB or BB- to B+ will constitute a decrease of one gradation.

“Related Party” means:

(1)	any controlling stockholder, 80% (or more) owned Subsidiary, or immediate family member (in the case of an individual) of any Principal; or

(2)	any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Principals and/or such other Persons referred to in the immediately preceding clause (1).

“Reporting Default” means a Default described in clause (3) under “— Events of Default and Remedies.”

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Group and any successor thereto.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article I, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date hereof.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which the payment of interest or principal was scheduled to be paid in the documentation governing such Indebtedness as of the date of the Indenture, and will not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers or trustees of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are that Person or one or more Subsidiaries of that Person (or any combination thereof).

“Subsidiary Guarantee” means the Guarantee by each Guarantor of Suburban Propane’s obligations under the Indenture and on the Notes, executed pursuant to the provisions of the Indenture.

“Termination Capital Transactions” means any sale, transfer or other disposition of property of Suburban Propane or the Operating Partnership occurring upon or incident to the liquidation and winding up of Suburban Propane and the Operating Partnership.

“Unrestricted Subsidiary” means any Subsidiary of Suburban Propane (other than Finance Corp., the Operating Partnership or any successor to any of them) that is designated by the Board of Supervisors as an Unrestricted Subsidiary pursuant to a Board Resolution, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by the covenant described above under the caption “— Certain Covenants — Affiliate Transactions,” is not party to any agreement, contract, arrangement or understanding with Suburban Propane or any Restricted Subsidiary of Suburban Propane unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Suburban Propane or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Suburban Propane;

(3)	is a Person with respect to which neither Suburban Propane nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Suburban Propane or any of its Restricted Subsidiaries.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Supervisors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	the then outstanding principal amount of such Indebtedness.

CREDIT SUPPORT BY INERGY

Pursuant to the Contribution Agreement, on August 1, 2012 Inergy entered into a support agreement (the “Support Agreement”) with the Issuers, pursuant to which Inergy agreed to provide certain credit support for the $496,557,000 aggregate principal amount of 7 1/2% Senior Notes due 2018 issued by the Issuers in connection with the Inergy Acquisition (the “Supported Debt”).

In order for Inergy to be required to make a payment pursuant to the Support Agreement, (i) if no bankruptcy proceeding has been commenced with respect to the Issuers, the trustee under the indenture governing the notes or the holders of the Supported Debt must have brought an action in a court of law against the Issuers to collect the then outstanding principal amount of the Supported Debt, obtained a final and non-appealable judgment by such court against the Issuers in respect of the Supported Debt and levied execution of such judgment against the property of the Issuers, and as a result of such execution received less than payment in full in cash or property of the then outstanding principal amount of the Supported Debt, and (ii) if a bankruptcy proceeding has been commenced with respect to the Issuers, the closing of the bankruptcy proceeding after its administration must have occurred and holders of the Supported Debt must have received, after all distributions contemplated by such bankruptcy proceeding or otherwise, less than payment in full in cash or property in respect of the then outstanding principal amount of the Supported Debt and the then outstanding unpaid principal amount of the Supported Debt must not have been reinstated pursuant to such bankruptcy proceeding. Only in such instances does the Support Agreement require Inergy to make a payment in support of the Supported Debt. Inergy has no obligation to make a payment pursuant to the Support Agreement with respect to any accrued and unpaid interest or any redemption premium or other costs, fees, expenses, penalties, charges or other amounts of any kind whatsoever that shall be due to holders of Supported Debt by the Issuers, whether on or related to the Supported Debt or otherwise.

The amount of any required payment by Inergy under the Support Agreement will not exceed the difference between the principal amount and the sum of (i) all payments of principal made by or on behalf of the Issuers to holders in respect of the Supported Debt, plus (ii) the fair market value of any property received or cash proceeds collected or any consideration otherwise realized (including by way of set off) by or on behalf of holders of Supported Debt pursuant to, or in connection with, the principal amount of the Supported Debt, including, but not limited to, any property or cash proceeds collected or realized from the exercise of any rights and remedies at law or in equity that holders of the Supported Debt may have against either the Issuers or any collateral securing the Supported Debt, plus (iii) the principal amount of any reinstated Supported Debt, plus (iv) the amount of principal otherwise voluntarily discharged by holders of the Supported Debt.

For the first two years from the issuance of the Supported Debt, there will be restrictions on the ability of the Issuers to (i) repay any principal amount of the Supported Debt, (ii) refinance all or any portion of the Supported Debt or (iii) exchange all or any portion of the Supported Debt, unless, in each case, the Issuers simultaneously replace such Supported Debt with at least an equivalent amount of new indebtedness that constitutes a “refinancing” within the meaning of Treasury Regulations Section 1.707-5(c) providing for no earlier amortization of principal than the amortization contemplated by the initial maturity date of the Supported Debt.

The Support Agreement will remain in effect and will not terminate until the earliest to occur of (i) payment in full of the principal amount of the Supported Debt, (ii) payment by Inergy of the maximum amount due by the Inergy pursuant to the Support Agreement and (iii) the release of Inergy from any liability or obligation upon the earliest to occur of (a) the extinguishment or repayment of the Supported Debt under the Support Agreement and (b) the occurrence of a deemed maturity date of the Supported Debt (provided that no event of default has occurred).

While the Support Agreement is in effect, Inergy will also be required to own at all times operating assets with a fair market value (net of any indebtedness and excluding any assets attributable to the direct or indirect ownership of Inergy in the Issuers) equal to or greater than the principal amount of the Supported Debt.

Holders of any 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer are not third-party beneficiaries of the Support Agreement, and the obligations of Inergy under the Support Agreement are materially limited. As a result, holders of any 2018 exchange notes and any 2018 old notes that remain outstanding following the exchange offer may receive only limited benefits from the Support Agreement, if any.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of the material U.S. federal income tax consequences relating to the exchange of the old notes for exchange notes in the exchange offer and the ownership and disposition of the exchange notes. This summary is based upon the Internal Revenue Code of 1986, as amended, which we refer to as the “Code,” the Treasury Regulations promulgated thereunder and administrative and judicial interpretations thereof, all of as of the date hereof, and all of which are subject to change, possibly on a retroactive basis. We have not sought and will not seek any rulings from the Internal Revenue Service, which we refer to as the “IRS,” with respect to the statements made and the conclusions reached in the following summary, and accordingly, there can be no assurance that the IRS will not successfully challenge the tax consequences described below.

This summary only applies to holders that are original beneficial owners of the old notes, that purchased old notes at their original issue price for cash and that hold such old notes as capital assets within the meaning of Section 1221 of the Code. This summary does not address the tax consequences to subsequent purchasers of the old notes or the exchange notes. It also does not purport to discuss all U.S. federal income tax consequences that may be relevant to a particular holder in light of the holders particular circumstances, nor does it address considerations that may be relevant to a holder that is subject to special tax rules, such as a bank, thrift, real estate investment trust, regulated investment company, insurance company, dealer in securities or currencies, trader in securities or commodities that elects mark to market treatment; a person that will hold notes as a position in a “straddle,” conversion or other integrated transaction, tax-exempt organization, S-corporation, partnership or other pass-thru entity, or an investor in an S-corporation, partnership or other pass-thru entity; certain former citizens and residents; a person who is liable for the alternative minimum tax; or a person whose “functional currency” is not the U.S. dollar. As used in this summary, the term “notes” means the old notes and the exchange notes. If an entity that is treated as partnership for U.S. federal income tax purposes holds the notes, the tax treatment of a partner generally will depend on the status of the partner and the activities of the partnership. If you own an interest in such an entity, you should consult your own tax advisor. In addition, this discussion does not describe any tax consequences arising out of the tax laws of any state, local or foreign jurisdiction, or any possible applicability of U.S. federal gift or estate tax.

THIS SUMMARY IS FOR GENERAL INFORMATION ONLY. YOU ARE ADVISED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE, GIFT OR ALTERNATIVE MINIMUM TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Exchange Offer

The exchange of the old notes for the exchange notes in the exchange offer will not constitute a taxable exchange for U.S. federal income tax purposes. Consequently, you will not recognize gain or loss upon the receipt of exchange notes in the exchange offer, your basis in the exchange notes received in the exchange offer will be the same as your basis in the old notes immediately before the exchange, and your holding period in the exchange notes received in the exchange offer will include your holding period in the old notes.

U.S. Holders

The following discussion applies to U.S. holders. You are a U.S. holder for purposes of this discussion if you are a beneficial owner of notes that is, for U.S. federal income tax law purposes:

•	an individual who is a U.S. citizen or U.S. resident alien,

•

a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state thereof or the District of Columbia,

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source, or

•

a trust if a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or that has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Taxation of Interest, Discount and Premium on Notes

Stated Interest. Generally, stated interest on the notes will be taxed as ordinary interest income at the time it is paid or at the time it accrues in accordance with your method of accounting for U.S. federal income tax purposes.

Bond Premium. If you acquire a note for an amount in excess of the stated redemption price at maturity, you will be considered to have purchased the note with “amortizable bond premium” equal in amount to the excess. Generally, you may elect to amortize the premium by offsetting against the interest otherwise required to be included in income in respect of the note during any taxable year the allocable portion of such premium, determined under the constant yield method over the remaining term of the note. In that case, your tax basis in the note would be reduced by the amount of bond premium offset against interest. An election to amortize bond premium will apply to all taxable debt obligations then owned and thereafter acquired by you, and may be revoked only with the consent of the Internal Revenue Service.

The rules concerning amortizable bond premium are complex, and we urge you to consult your own tax advisor to determine how, and to what extent, any premium will be included in your income or amortized, and as to the desirability, mechanics and consequences of making any election in connection therewith in connection with your particular circumstances.

Additional Payments

In certain circumstances, (see “Description of the Exchange Notes — Optional Redemption” and “Description of the Exchange Notes — Repurchase at the Option of Holders — Change of Control”), we may be obligated to make payments on the notes in excess of stated principal and interest. We do not intend to treat the possibility of payment of such additional amounts as (i) affecting the determination of the yield to maturity of the notes or giving rise to any accrual of original issue discount on or recognition of ordinary income upon redemption, sale, or exchange of the notes, or (ii) resulting in the notes being treated as contingent payment debt instruments under the applicable Treasury Regulations. However, additional income will be recognized if any such additional payment is made. It is possible that the Internal Revenue Service may take a different position, in which case the timing, character and amount of income attributable to the notes may be different.

Sale or Other Disposition of the Notes

When you sell or otherwise dispose of a note (including a retirement or redemption) in a taxable transaction, you generally will recognize taxable gain or loss equal to the difference, if any, between:

•

the amount realized on the sale or other disposition, less any amount attributable to accrued interest, which to the extent you have not previously included the accrued interest in income will be taxable in the manner described under “— Taxation of Interest and Premium on Notes”; and

•	your adjusted tax basis in the note.

Your adjusted tax basis in a note will equal its issue price decreased by the amount of any amortized bond premium. Gain or loss realized on the sale or other disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. You are urged to consult your own tax advisors regarding the treatment of capital gains, which may be taxed at lower rates than ordinary income for taxpayers who are not corporations, and losses, the deductibility of which is subject to limitations.

Non-U.S. Holders

The following discussion applies to non-U.S. holders. You generally are a non-U.S. holder for purposes of this discussion if you are a beneficial owner (other than a partnership or entity treated as a partnership for U.S. federal income tax purposes) of notes that is not a U.S. holder, as described above.

Taxation of Interest on Notes

Under current U.S. federal income tax laws, and subject to the discussion below, U.S. federal income and withholding tax will not apply to payments of interest on the notes if such interest is not effectively connected with your conduct of a trade or business in the United States, you properly certify as to your foreign status as described below and:

•	you do not actually or constructively own 10% or more of Suburban’s capital or profits interests,

•	you are not a controlled foreign corporation that is related to Suburban within the meaning of the Internal Revenue Code, and

•	you are not a bank receiving interest on an extension of credit made in the ordinary course of your trade or business.

The exemption from withholding and several of the special rules for non-U.S. holders described below generally apply only if you appropriately certify as to your foreign status. You can generally meet this certification requirement by providing a properly executed IRS Form W-8BEN (or successor form) to the applicable withholding agent. If you hold the notes through a financial institution or other agent acting on your behalf, you may be required to provide appropriate certifications to the agent. Your agent will then generally be required to provide appropriate certifications to the applicable withholding agent, either directly or through other intermediaries. Special rules apply to foreign partnerships, estates and trusts, and in certain circumstances certifications as to foreign status of partners, trust owners or beneficiaries may have to be provided to the applicable withholding agent. In addition, special rules apply to qualified intermediaries that enter into withholding agreements with the Internal Revenue Service.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to U.S. federal withholding tax at a rate of 30%, unless you provide to the applicable withholding agent a properly executed IRS Form W-8BEN (or successor form) claiming an exemption from or a reduction of withholding under the benefit of a U.S. income tax treaty, or you provide a properly executed IRS Form W-8ECI (or successor form) claiming that the payments of interest are effectively connected with your conduct of a trade or business in the United States. If such interest is effectively connected with a U.S. trade or business of yours, please read “— Income Effectively Connected with U.S. Trade or Business.”

Gain on Disposition of the Notes

You generally will not be subject to U.S. federal income or withholding tax on gain realized on the sale, exchange, redemption or other taxable disposition of a note unless:

•	you are an individual present in the United States for 183 days or more in the year of such sale, exchange, redemption or other taxable disposition and specific other conditions are met, or

•	the gain is effectively connected with your conduct of a U.S. trade or business, and, if a U.S. income tax treaty applies, is generally attributable to a U.S. “permanent establishment” you maintain.

If you are a non-U.S. holder described in the first bullet point above, you will be subject to a flat 30% U.S. federal income tax (unless a lower treaty rate applies) on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by U.S. source capital losses. If you are a non-U.S. holder that recognizes gain described in the second bullet point above, you generally will be subject to U.S. federal income tax in the same manner as a U.S. holder, and, if you are a foreign corporation, you may be subject to an additional branch profits tax of 30% (unless a lower treaty rate applies). Please read “— Income Effectively Connected with U.S. Trade or Business.” To the extent you receive cash representing accrued and unpaid interest on a note, such amount will be treated as interest and will generally be subject to the rules described above under “— Taxation of Interest on Notes.”

Income Effectively Connected with U.S. Trade or Business

If you are engaged in a trade or business in the United States and interest, gain or any other income attributable to a note is effectively connected with the conduct of such trade or business, and, if a U.S. income tax treaty applies, you maintain a U.S. “permanent establishment” to which the interest, gain or other income is generally attributable, you will generally be subject to U.S. income tax on a net income basis on such interest, gain or income. However, any effectively connected interest or other income will be exempt from U.S. withholding tax if you provide to the applicable withholding agent a properly executed IRS Form W-8ECI (or successor form) on or before any payment date to claim the exemption.

In addition, if you are a foreign corporation, you may be subject to a U.S. branch profits tax equal to 30% of your effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies to you under a U.S. income tax treaty with your country of residence. For this purpose, you must include interest, gain and other income on your notes in the earnings and profits subject to the U.S. branch profits tax if these amounts are effectively connected with the conduct of your U.S. trade or business.

Backup Withholding and Information Reporting

U.S. Holders

Interest payments made on, or the proceeds of the sale or other disposition of, the notes generally will be subject to information reporting unless you are an exempt recipient and, if required, demonstrate this fact. Additionally, the receipt of these payments will generally be subject to U.S. federal backup withholding if the recipient of those payments fails to supply an accurate taxpayer identification number or otherwise fails to establish an exemption or comply with applicable U.S. information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules is allowable as a credit against the U.S. holder’s U.S. federal income tax, provided that the required information is timely furnished to the Internal Revenue Service.

Non-U.S. Holders

Payments to you of interest on a note, and amounts withheld from such payments, if any, generally will be required to be reported to the Internal Revenue Service and to you. Copies of these information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of your country of residence.

U.S. backup withholding generally will not apply to payments of interest on a note to you if the statement described above in “— Non-U.S. Holders — Taxation of Interest on Notes” is duly provided by you or you otherwise establish an exemption, provided that the applicable withholding agent does not have actual knowledge or reason to know that you are a U.S. person.

In addition, you will not be subject to backup withholding or information reporting with respect to the proceeds of the sale or other disposition of a note (including a retirement or redemption) within the United States or conducted through certain U.S.-related brokers, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a U.S. person or you otherwise establish an exemption.

Any amount withheld under the backup withholding rules may be credited against your U.S. federal income tax liability, if any, and any excess may be refundable if the proper information is timely provided to the Internal Revenue Service.

New Law Affecting Taxation of Securities Held by or through Foreign Entities

Recently enacted law generally imposes a withholding tax of 30% on “withholdable payments” made to (i) a foreign financial institution unless the payee foreign financial institution agrees, among other things, to disclose the identity of any U.S. person with an account at the institution (or the institution’s foreign affiliates) and to report annually certain information about such account, and (ii) a foreign entity that is not a financial institution, unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which generally includes any U.S. person who directly or indirectly owns more than 10% of the entity. “Withholdable payments” include (among other categories) payments of interest (including any original issue discount) from sources within the United States as well as gross proceeds from the sale of any property of a type that could produce interest from sources within the United States. In general, payments of interest we make on the notes will constitute withholdable payments for this purpose, as will gross proceeds you receive from the sale or other disposition of the notes.

Withholding in respect of withholdable payments, when required, generally will be applied without regard to whether the beneficial owner of the payment is a U.S. person or would otherwise be entitled to an exemption from imposition of withholding tax pursuant to an applicable tax treaty with the United States or U.S. domestic law, and generally these withholding and related reporting requirements will apply to interest payments we make on the notes after December 31, 2013 and gross proceeds you receive from the disposition of the notes after December 31, 2014. Recently proposed Treasury Regulations elaborate on and, in certain cases. modify the application of, these rules (including the effective dates for reporting and withholding). In particular, under those proposed Treasury Regulations, the notes would be grandfathered and, thus, exempt from any withholding discussed above. You are encouraged to consult with your own tax advisor regarding the possible effect of these withholding and reporting requirements on your investment in the notes in your individual circumstances.

THE PRECEDING DISCUSSION OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH HOLDER TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE EXCHANGE OFFER AND OF OWNING AND DISPOSING OF THE NOTES THAT MAY BE APPLICABLE TO IT IN ITS PARTICULAR CIRCUMSTANCES.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account under the exchange offer in exchange for old notes that were acquired as a result of market making or other trading activities must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer for resales of exchange notes received in exchange for old notes that had been acquired as a result of market-making or other trading activities. We have agreed that we will furnish without charge as many copies of this prospectus, as it may be amended or supplemented, to any broker-dealer that notifies us it is using this registration statement as such broker-dealer reasonably requests, for use in connection with any such resale, together with an appropriate letter of transmittal and related documents.

Notwithstanding the foregoing, we may suspend the use of this prospectus by broker-dealers under specified circumstances. For example, we may suspend the use of this prospectus if:

•	the SEC or any state securities authority requests an amendment or supplement to this prospectus or the related registration statement or requests additional information;

•	the SEC or any state securities authority issues any stop order suspending the effectiveness of the registration statement or initiates proceedings for that purpose;

•	we receive notification of the suspension of the qualification of the exchange notes for sale in any jurisdiction or the initiation or threatening of any proceeding for that purpose;

•	the suspension is required by law;

•

we determine that the continued effectiveness of the registration statement of which this prospectus forms a part and use of this prospectus would require disclosure of confidential information related to a material acquisition or divestiture of assets or a material corporate transaction, event or development; or

•

an event occurs or we discover any fact which makes any statement made in the registration statement of which this prospectus forms a part untrue in any material respect or which requires the making of any changes in such registration statement in order to make the statements therein not misleading.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account under the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods, at market prices prevailing at the time of resale, at prices related to prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from the selling broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes received by it for its own account under the exchange offer and any broker or dealer that participates in a distribution of the exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any resale of exchange notes and any commissions or concessions received by these persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

We will not receive any proceeds from the issuance of exchange notes in the exchange offer. We have agreed to pay all expenses incidental to the exchange offer other than underwriting discounts and commissions and concessions and transfer taxes, if any, relating to the sale or disposition of any old notes by a holder of the old notes against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Proskauer Rose LLP, New York, New York.

EXPERTS

Suburban

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Suburban Propane Partners, L.P. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended September 24, 2011 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Inergy Propane, LLC

The consolidated financial statements of Inergy Propane, LLC and Subsidiaries at September 30, 2011 and 2010 and for each of the three years in the period ended September 30, 2011 included in the Suburban Propane Partners, L.P. Form 8-K dated May 3, 2012 and incorporated by reference into this prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon, included therein, and incorporated herein by reference, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may read and copy all or any portion of this information at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549 after payment of fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room.

The SEC also maintains an Internet website that contains reports, proxy statements and other information about issuers, like Suburban, who file electronically with the SEC. The address of that site is www.sec.gov.

Our Internet website address is www.suburbanpropane.com. This reference to our website is intended to be an inactive textual reference only. Our website and the information contained therein or connected thereto are not incorporated by reference into the prospectus.

Our common units are listed on the New York Stock Exchange, and reports, proxy statements and other information can be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

As permitted by the rules and regulations of the SEC, this prospectus, which forms a part of the registration statement, does not contain all of the information included in the registration statement. For further information pertaining to us and the securities offered under this prospectus, reference is made to the registration statement and the attached exhibits and schedules. Although required material information has been presented in this prospectus, statements contained in this prospectus as to the contents or provisions of any contract or other document referred to in this prospectus may be summary in nature and in each instance reference is made to the copy of this contract or other document filed as an exhibit to the registration statement and each statement is qualified in all respects by this reference, including the exhibits and schedules filed therewith. You should rely only on the information incorporated by reference or provided in this prospectus supplement and the accompanying prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover page of this prospectus. Our business, financial condition, results of operations and prospectus may have changed since that date.

INCORPORATION OF INFORMATION FILED WITH THE SEC

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus from the date that we file that document, except for any information that is superseded by subsequent incorporated documents or by information that is contained directly in this prospectus. This prospectus incorporates by reference the documents set forth below that Suburban has previously filed with the SEC and that are not delivered with this prospectus supplement. These documents contain important information about Suburban and its financial condition.

•	Annual Report on Form 10-K for the year ended September 24, 2011, as filed on November 23, 2011 (excluding Exhibits 101 et seq.).

•

Quarterly Report on Form 10-Q for the quarterly periods ended December 24, 2011, as filed on February 2, 2012, March 24, 2012, as filed on May 3, 2012 and June 23, 2012, as filed on August 2, 2012 and as amended on August 3, 2012 (excluding Exhibits 101 et seq.).

•	Definitive Proxy Statement, filed with the SEC on March 8, 2012.

•	Current Reports on Form 8-K or 8-K/A dated and filed on the following dates (excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed):

Dated	Filed
October 20, 2011	October 20, 2011
October 27, 2011	October 27, 2011
November 9, 2011	November 10, 2011
January 5, 2012	January 6, 2012
January 19, 2012	January 19, 2012
January 19, 2012	January 19, 2012
April 19, 2012	April 19, 2012
April 19, 2012	April 19, 2012
April 25, 2012	April 26, 2012
May 3, 2012	May 3, 2012
May 3, 2012	May 3, 2012
May 15, 2012	May 15, 2012
May 17, 2012	May 17, 2012
May 21, 2012	May 21, 2012
June 1, 2012	June 1, 2012
June 8, 2012	June 8, 2012
June 15, 2012	June 15, 2012
July 6, 2012	July 6, 2012
July 18, 2012	July 18, 2012
July 19, 2012	July 19, 2012
July 19, 2012	July 19, 2012
July 30, 2012	July 30, 2012
August 1, 2012	August 2, 2012
August 6, 2012	August 6, 2012
August 7, 2012	August 9, 2012
August 14, 2012	August 20, 2012
October 25, 2012	October 25, 2012

We have filed, and incorporated by reference herein, the audited historical financial statements and accompanying notes of Inergy Propane, LLC as of September 30, 2011 and 2010, and for each of the three years in the period ended September 30, 2011, and the unaudited interim historical financial statements and accompanying notes for the nine months ended June 30, 2012 and 2011 on our Current Report on Form 8-K dated August 6, 2012.

In addition, we incorporate by reference any future filings we make with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information in those documents that is deemed by the rules of the SEC to be furnished and not filed) on or after the date of the initial registration statement and prior to effectiveness of the registration statement and on or after the date of this prospectus and prior to the termination of the exchange offer to which this prospectus relates. Any statement contained in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

We will provide you without charge, upon your written or oral request, a copy of any of the documents incorporated by reference in this prospectus, other than exhibits to such documents which are not specifically incorporated by reference into such documents or this prospectus. Please direct your requests to: Suburban Propane Partners, L.P., P.O. Box 206, Whippany, New Jersey 07981-0206, Telephone No.: (973) 503-9252, Attention: Investor Relations.

Until February 11, 2013, all dealers that effect transactions in these securities, whether or not participating in this exchange offer, may be required to deliver a prospectus. Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes.

PROSPECTUS

Suburban Propane Partners, L.P.

Suburban Energy Finance Corp.

Offer to Exchange up to

$496,557,000 Aggregate Principal Amount of 7 1/2% Senior Notes Due 2018

(CUSIP Nos. 864486 AD7 and U8600A AB7)

For

$496,557,000 Aggregate Principal Amount of 7 1/2% Senior Notes Due 2018

That Have Been Registered Under the Securities Act of 1933, As Amended

$503,443,000 Aggregate Principal Amount of 7 3/8% Senior Notes Due 2021

(CUSIP Nos. 864486 AF2 and U8600A AC5)

For

$503,443,000 Aggregate Principal Amount of 7 3/8% Senior Notes Due 2021

That Have Been Registered Under the Securities Act of 1933, As Amended